Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

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:
In re:	:	Chapter 11
:
QUIKSILVER, INC., et al.,	:	Case No. 15-11880 (BLS)
:
Debtors.[1]	:	Jointly Administered
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JOINT CHAPTER 11 PLAN OF REORGANIZATION OF QUIKSILVER, INC. AND ITS

AFFILIATED DEBTORS AND DEBTORS IN POSSESSION

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Van C. Durrer, II (I.D. No. 3827) Annie Z, Li 300 South Grand Avenue Suite 3400 Los Angeles, CA 90071 Telephone: (213) 687-5000 Fax: (213) 687-5600	Mark S. Chehi (I.D. No. 2855) One Rodney Square P.O. Box 636 Wilmington, Delaware 19899 Telephone: (302) 651-3000 Fax: (302) 651-3001	John K. Lyons Jessica S. Kumar 155 N. Wacker Dr. Suite 2700 Chicago, IL 60606 Telephone: (312) 407-0700 Fax: (312) 407-0411

Counsel for Debtors and Debtors in Possession

Dated: Wilmington, Delaware

October 13, 2015

[1]	The Debtors and the last four digits of their respective taxpayer identification numbers are as follows: Quiksilver, Inc. (9426), QS Wholesale, Inc. (8795), DC Direct, Inc. (8364), DC Shoes, Inc. (0965), Fidra, Inc. (8945), Hawk Designs, Inc. (1121), Mt. Waimea, Inc. (5846), Q.S. Optics, Inc. (2493), QS Retail, Inc. (0505), Quiksilver Entertainment, Inc. (9667), and Quiksilver Wetsuits, Inc. (9599). The address of the Debtors’ corporate headquarters is 5600 Argosy Circle, Huntington Beach, California 92649.

Article V ACCEPTANCE		34

5.1	Classes Entitled to Vote	34
5.2	Acceptance by Impaired Classes	34
5.3	Elimination of Classes	34
5.4	Deemed Acceptance if No Votes Cast	35
5.5	Cramdown	35

Article VI MEANS FOR IMPLEMENTATION OF THE PLAN		35

6.1	Substantive Consolidation.	35
6.2	General Settlement of Claims and Interests.	35
6.3	Plan Funding.	35
	(a) Exit Facility	35
	(b) Rights Offerings	36
	(c) Plan Sponsor and Backstop Parties Commitments	36
	(d) Other Plan Funding.	36
6.4	Authorization and Issuance of New Quiksilver Common Stock	36
6.5	Exemptions from Securities Act Registration Requirements	37
6.6	Cancellation of Old Quiksilver Securities and Agreements	38
6.7	Issuance of New Securities; Execution of Plan Documents	38
6.8	Continued Corporate Existence	38
6.9	Restructuring Transactions	39
6.10	Rights Offerings	40
6.11	Reserved	40
6.12	New Corporate Governance Documents	40
6.13	Directors and Officers of the Reorganized Debtors	40
6.14	Corporate Action	40
6.15	Effectuating Documents; Further Transactions	40
6.16	Employment, Retirement, and Other Agreements and Employee Compensation Plans	41
	(a) Employment Agreements	41
	(b) Other Incentive Plans and Employee Benefits	41
6.17	Preservation Of Causes Of Action	42
6.18	Reservation of Rights	42
6.19	Exemption from Certain Transfer Taxes and Recording Fees	42
6.20	Insured Claims	43

Article VII UNEXPIRED LEASES AND EXECUTORY CONTRACTS		43

7.1	Rejection of Executory Contracts and Unexpired Leases	43
	(a) Automatic Rejection	43
	(b) Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases.	43
	(c) Claims Procedures Related to Rejection of Executory Contracts or Unexpired Leases.	43
	(d) Reservation of Rights.	44
7.2	Assumption of Executory Contracts and Unexpired Leases	44
	(a) Assumption	44

	(b) Modifications, Amendments, Supplements, Restatements, or Other Agreements	44
	(c) Proofs of Claim Based on Executory Contracts or Unexpired Leases that Have Been Assumed	45
	(d) Cure Procedures and Payments Related to Assumption of Executory Contracts and Unexpired Leases	45
	(e) Cure Notices	46
	(f) Cure Objections	46
	(g) Hearing with Respect to Objections	46
	(h) Reservation of Rights	46
7.3	Insurance Policies	47
7.4	Contracts and Leases Entered into After the Petition Date	48
7.5	General Reservation of Rights	48

Article VIII PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS		48

8.1	Determination Of Claims and Interests	48
8.2	Claims Administration Responsibility	49
8.3	Objections to Claims	49
8.4	Disallowance of Claims	49
8.5	Estimation of Claims	50
8.6	No Interest on Disputed Claims	50
8.7	Amendments to Claims	50

Article IX PROVISIONS GOVERNING DISTRIBUTIONS		51

9.1	Time of Distributions	51
9.2	Currency	51
9.3	Distribution Agent.	51
9.4	Distribution on Account of Claims Administered by Servicers: Delivery of Distributions to Servicers.	51
9.5	Distributions on Account of Claims Allowed After the Effective Date	52
	(a) No Distributions Pending Allowance	52
	(b) Special Rules for Distributions to Holders of Disputed Claims	52
9.6	Delivery Of Distributions	52
	(a) Record Date for Distributions	52
	(b) Cash Distributions	52
	(c) Address for Distributions	52
	(d) Undeliverable Distributions	53
	(e) Reversion	53
	(f) De Minimis Distributions	53
	(g) Fractional Distributions	53
9.7	Accrual of Dividends and Other Rights	54
9.8	Surrender of Securities or Instruments	54
9.9	Compliance Matters	54
9.10	Claims Paid or Payable by Third Parties	55

	(a) Claims Paid by Third Parties	55
	(b) Claims Payable by Insurance Carriers	55
	(c) Applicability of Insurance Policies	55
9.11	Setoffs	55
9.12	Recoupment	56
9.13	Allocation of Plan Distributions Between Principal and Interest	56

Article X EFFECT OF THE PLAN ON CLAIMS AND INTERESTS		56

10.1	Vesting of Assets	56
10.2	Discharge of the Debtors	56
10.3	Compromises and Settlements	57
10.4	Release by Debtors	57
10.5	Release by Holders of Claims and Interests	58
10.6	Exculpation and Limitation of Liability	59
10.7	Indemnification Obligations	59
10.8	Injunction	59
10.9	Subordination Rights	59
10.10	Protection Against Discriminatory Treatment	60
10.11	Release of Liens	60
10.12	Reimbursement or Contribution	60

Article XI CONDITIONS PRECEDENT		61

11.1	Conditions to the Effective Date of the Plan	61
11.2	Waiver of Conditions Precedent	62
11.3	Notice of Effective Date	62
11.4	Effect of Non-Occurrence of Conditions to Consummation	62

Article XII RETENTION OF JURISDICTION		62

Article XIII MISCELLANEOUS PROVISIONS		64

13.1	Binding Effect	64
13.2	Payment of Statutory Fees	65
13.3	Payment of Certain Additional Professional Fees	65
13.4	Modification and Amendments	65
13.5	Confirmation of the Plan	65
13.6	Additional Documents	65
13.7	Dissolution of Creditors’ Committee	65
13.8	Revocation, Withdrawal, or Non-Consummation	66
	(a) Right to Revoke or Withdraw	66
	(b) Effect of Withdrawal, Revocation, or Non-Consummation	66
13.9	Notices	66
13.10	Term of Injunctions or Stays	67
13.11	Governing Law	67
13.12	Entire Agreement	67

13.13	Severability	67
13.14	No Waiver or Estoppel	68
13.15	Conflicts	68

INTRODUCTION

Quiksilver, Inc. together with the other debtors and debtors-in-possession in the above-captioned Chapter 11 Cases, hereby propose this joint chapter 11 plan of reorganization for the resolution of outstanding Claims and Interests.2 The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code. The distributions to be made to Holders of Claims are set forth herein. Quiksilver, Inc.’s non-Debtor subsidiaries are not subject to the Chapter 11 Cases or this Plan.

Under section 1125(b) of the Bankruptcy Code, a vote to accept or reject this Plan cannot be solicited from a Holder of a Claim or Interest until a disclosure statement has been approved by the Bankruptcy Court and distributed to Holders of Claims and Interests. The Disclosure Statement relating to this Plan was approved by the Bankruptcy Court on [●], 2015 and has been distributed simultaneously with this Plan to all parties whose votes are being solicited. The Disclosure Statement contains, among other things, a discussion of the Debtors’ history, business, properties and operations, risk factors associated with the business and Plan, a summary and analysis of this Plan, and certain related matters.

ALL HOLDERS OF CLAIMS WHO ARE ENTITLED TO VOTE ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

Subject to the restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in Article XIII of this Plan, the Debtors expressly reserve their rights to alter, amend, modify, revoke, or withdraw this Plan, one or more times, prior to this Plan’s substantial consummation.

ARTICLE I

DEFINITIONS, RULES OF

INTERPRETATION, AND COMPUTATION OF TIME

A.	Scope of Definitions

For purposes of this Plan, except as expressly provided otherwise or unless the context requires otherwise, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I.B of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

B.	Definitions

1.1 “Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority

[2]	Capitalized terms used herein shall have the meanings ascribed to them in Article I.B of this Plan.

pursuant to section 507(a)(2) of the Bankruptcy Code, including, but not limited to, the actual, necessary costs and expenses, incurred on or after the Petition Date, of preserving the Estates and operating the businesses of the Debtors, including wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Cases, section 503(b)(9) Claims, Professional Claims, and all fees and charges assessed against the Estate under chapter 123 of title 28 of the United States Code, and all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code.

1.2 “Administrative Claim Request Form” means the form to be included in the Plan Supplement for submitting Administrative Claim requests.

1.3 “Administrative Claims Bar Date” means the deadline for filing proofs of or requests for payment of Administrative Claims, which shall be 30 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court, and except with respect to (i) DIP Facility Claims (ii) Professional Claims, (iii) Administrative Claims Allowed by an order of the Bankruptcy Court on or before the Effective Date, or (iv) Administrative Claims that are not Disputed and arose in the ordinary course of business and were paid or are to be paid in accordance with the terms and conditions of the particular transactions giving rise to such Administrative Claims.

1.4 “Affiliates” has the meaning ascribed to such term by section 101(2) of the Bankruptcy Code.

1.5 “Allowed” means, for distribution purposes, a Claim or Interest, or any portion thereof, or a particular Class of Claims or Interests (a) that has been allowed by a Final Order of the Bankruptcy Court (or such other court as the Reorganized Debtors and the Holder of such Claim or Interest agree may adjudicate such Claim or Interest and objections thereto), (b) which is not the subject of a proof of Claim timely filed with the Bankruptcy Court and is Scheduled as liquidated and noncontingent, other than a Claim that is Scheduled at zero, in an unknown amount, or as disputed, but only to the extent such Claim is Scheduled as liquidated and noncontingent, (c) for which a proof of Claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by this Plan, the Bankruptcy Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order of the Bankruptcy Court, or (d) that is expressly allowed in a liquidated amount pursuant to this Plan. Pursuant to 11 U.S.C. § 503(b)(1)(D), Governmental Units need not file a Claim to request payment of an administrative expense relating to taxes under 11 U.S.C. § 503(b)(1)(B) or (C) as a condition of its being an allowed administrative expense.

1.6 “Avoidance Actions” means any and all actual or potential claims and causes of action to avoid a transfer of property or an obligation incurred by the Debtors and its recovery, subordination, or other remedies that may be brought by and on behalf of the Debtors and their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under section 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code.

1.7 “Backstop Commitments” has the meaning ascribed to such term in the Backstop Commitment Letter.

1.8 “Backstop Commitment Letter” means that certain Backstop Commitment Letter by and among the Debtors and the Backstop Parties, dated as of [●], 2015, as may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms therewith.

1.9 “Backstop and Rights Offering Procedures Approval Order” means the Final Order entered by the Bankruptcy Court authorizing the Debtors’ entry into and approving the terms of the Backstop Commitment Letter and the Rights Offering Procedures.

1.10 “Backstop Parties” means the Plan Sponsor, in its capacity as provider of the Backstop Commitments pursuant to the Backstop Commitment Letter.

1.11 “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect on the date hereof but, with respect to amendments to the Bankruptcy Code subsequent to commencement of the Chapter 11 Case, only to the extent that such amendments were made expressly applicable to bankruptcy cases which were filed as of the enactment of such amendments.

1.12 “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court as may have jurisdiction over the Chapter 11 Case.

1.13 “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Case or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Case or proceedings therein, as the case may be.

1.14 “Bar Date” means the deadlines set by the Bankruptcy Court pursuant to the Bar Date Order or other Final Order for filing proofs of claim in the Chapter 11 Case, as the context may require, which was [●], 2015, except for Governmental Units, for whom the Bar Date is March 7, 2016.

1.15 “Bar Date Orders” means the order entered by the Bankruptcy Court on October 6, 2015 (Docket No. 247), which established the Bar Date, and any subsequent order supplementing such order or relating thereto.

1.16 “Business Day” means any day, excluding Saturdays, Sundays, and “legal holidays” (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York City.

1.17 “Cash” means legal tender of the United States of America and equivalents thereof.

1.18 “Causes of Action” means any and all actions, claims, proceedings, causes of action, suits, accounts, demands, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, and whether asserted or assertable directly or derivatively, in law, equity or otherwise, including actions brought prior to the Petition Date, actions under chapter 5 of the Bankruptcy Code, including any Avoidance Action, and actions against any Entity for failure to pay for products or services provided or rendered by the Debtors, all claims, suits or proceedings relating to enforcement of the Debtors’ intellectual property rights, including patents, copyrights and trademarks, and all claims or causes of action seeking recovery of the Debtors’ or the Reorganized Debtors’ accounts receivable or other receivables or rights to payment created or arising in the ordinary course of the Debtors’ or the Reorganized Debtors’ businesses, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

1.19 “Charging Lien” means any lien or other priority in payment to which the Secured Indenture Trustee is entitled under the Secured Indenture.

1.20 “Certificate” means any instrument evidencing a Claim or an Interest.

1.21 “Chapter 11 Cases” means the chapter 11 cases of the Debtors pending in the Bankruptcy Court and being jointly administered under Case No. 15-11880 (BLS).

1.22 “Claim” means any claims against the Debtors, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code, or an Administrative Claim, as applicable.

1.23 “Claims and Solicitation Agent” means Kurtzman Carson Consultants, LLC.

1.24 “Claims Objection Deadline” means, as applicable (except for Administrative Claims), (a) the day that is the later of (i) the first Business Day that is at least one (1) year after the Effective Date and (ii) as to proofs of claim filed after the Bar Date, the first Business Day that is at least 180 days after a Final Order is entered deeming the late filed claim timely filed or (b) such later date as may be established by the Bankruptcy Court upon request of the Reorganized Debtors without further notice to parties-in-interest.

1.25 “Class” means a category of Holders of Claims or Interests classified together pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code, as described in Article III of this Plan.

1.26 “Company” means the Debtors and their non-Debtor Affiliates, whether located inside or outside of the territorial jurisdiction of the United States, including all of the direct and indirect subsidiaries of Quiksilver.

1.27 “Confirmation” means the entry, within the meaning of Bankruptcy Rules 5003 and 9012, of the Confirmation Order, subject to all conditions specified having been satisfied or waived.

1.28 “Confirmation Date” means the date on which Confirmation occurs.

1.29 “Confirmation Hearing” means the hearing before the Bankruptcy Court held under section 1128 of the Bankruptcy Code to consider confirmation of the Plan and related matters as such hearing may be adjourned or continued from time to time.

1.30 “Confirmation Order” means the order of the Bankruptcy Court confirming this Plan under section 1129 of the Bankruptcy Code, which order shall be reasonably acceptable to the Debtors and the Plan Sponsor.

1.31 “Creditors’ Committee” means the official committee of unsecured creditors appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Case on September 21, 2015, as may be reconstituted from time to time.

1.32 “Creditor” has the meaning ascribed to such term in section 101(10) of the Bankruptcy Code.

1.33 “Cure” means the payment or other honoring of all obligations required to be paid or honored in connection with assumption of an Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code, including (a) the cure of any non-monetary defaults to the extent required, if at all, pursuant to section 365 of the Bankruptcy Code, and (b) with respect to monetary defaults, the distribution, within a reasonable period of time following the Effective Date, of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption (or assumption and assignment) of an Executory Contract or Unexpired Lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations or such other amount as may be agreed upon by the parties, under such Executory Contract or Unexpired Lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

1.34 “Cure Notice” means the notice of proposed Cure amount provided to counterparties to assumed Executory Contracts or Unexpired Leases pursuant to Article 7.2(e) of the Plan.

1.35 “Cure Objection Deadline” means the deadline for filing objections to a Cure Notice or proposed Cure, which shall be on or before fourteen (14) days after the applicable counterparty was served with a Cure Notice.

1.36 “D&O Insurance” means insurance maintained by the Debtors which covers, among others, the directors and officers of the Debtors or any of them, including any runoff policies or tail coverage.

1.37 “Debtors” means, collectively, Quiksilver, Inc., QS Wholesale, Inc, DC Direct, Inc., DC Shoes, Inc., Fidra, Inc., Hawk Designs, Inc., Mt. Waimea, Inc., Q.S. Optics, Inc., QS Retail, Inc., Quiksilver Entertainment, Inc. and Quiksilver Wetsuits, Inc.

1.38 “DIP ABL Agent” means Bank of America, N.A., in its capacity as administrative agent for the DIP ABL Lenders pursuant to the DIP ABL Credit Agreement.

1.39 “DIP ABL Credit Agreement” means that certain Second Amended and Restated Senior Secured Super-Priority Debtor-In-Possession Credit Agreement, dated as of September 10, 2015, by and among certain of the Debtors, the DIP ABL Agent, and the DIP ABL Lenders, as amended, supplemented, or otherwise modified from time to time, and all documents executed in connection therewith.

1.40 “DIP ABL Facility” means the debtor-in-possession secured revolving credit facility provided to the Debtors by the DIP ABL Lenders pursuant to the DIP ABL Credit Agreement as authorized by the Bankruptcy Court pursuant to the DIP Order, as may be amended or modified from time to time.

1.41 “DIP ABL Facility Claim” means any Claim arising under, derived from, based upon, or as a result of the DIP ABL Facility.

1.42 “DIP ABL Lenders” means the banks and other financial institutions or entities from time to time party to the DIP ABL Credit Agreement as lenders.

1.43 “DIP Agents” means the DIP ABL Agent and the DIP Term Loan Agent, collectively.

1.44 “DIP Claims” means, collectively, the DIP ABL Facility Claims and the DIP Term Loan Facility Claims.

1.45 “DIP Credit Agreements” means, collectively, the DIP ABL Credit Agreement and the DIP Term Loan Credit Agreement.

1.46 “DIP Facilities” means, collectively, the DIP ABL Facility and the DIP Term Loan Facility.

1.47 “DIP Lenders” means, collectively, the DIP ABL Lenders and the DIP Term Loan Lenders.

1.48 “DIP Order” means, collectively, (a) the interim order that was entered by the Bankruptcy Court on September 11, 2015 (Docket No. 76), (b) the final order that was entered by the Bankruptcy Court on [●], 2015 (Docket No. [●]), authorizing and approving the DIP Facilities and the agreements related thereto, and (c) any and all orders entered by the Bankruptcy Court authorizing and approving amendments or modifications to the DIP Credit Agreements or either of the orders described in the foregoing clauses (a) and (b).

1.49 “DIP Term Loan Agent” means OCM FIE, LLC, in its capacity as administrative agent for the DIP Term Loan Lenders pursuant to the DIP Term Loan Credit Agreement.

1.50 “DIP Term Loan Credit Agreement” means that certain Senior Secured Super-Priority Debtor-In-Possession Credit Agreement, dated as of September 10, 2015, by and among certain of the Debtors, the DIP Term Loan Agent, and the DIP Term Loan Lenders, as amended, supplemented, or otherwise modified from time to time, and all documents executed in connection therewith.

1.51 “DIP Term Loan Facility” means the debtor-in-possession secured term loan credit facility provided to the Debtors by the DIP Term Loan Lenders pursuant to the DIP Term Loan Credit Agreement as authorized by the Bankruptcy Court pursuant to the DIP Order, as may be amended or modified from time to time.

1.52 “DIP Term Loan Facility Claim” means any Claim arising under, derived from, based upon, or as a result of the DIP Term Loan Facility.

1.53 “DIP Term Loan Lenders” means the banks and other financial institutions or entities from time to time party to the DIP Term Loan Credit Agreement as lenders.

1.54 “Disallowed” means (a) a Claim, or any portion thereof, that has been disallowed by a Final Order or a settlement, or as provided in this Plan, (b) a Claim or any portion thereof that is Scheduled at zero or as contingent, disputed, or unliquidated and as to which a proof of claim bar date has been established but no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law, or (c) a Claim or any portion thereof that is not Scheduled and as to which a proof of claim bar date has been established but no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law.

1.55 “Disclosure Statement” means the written disclosure statement or any supplements thereto (including the Plan Supplement and all schedules thereto or referenced therein) that relates to this Plan, as such disclosure statement may be amended, modified, or supplemented from time to time, all as approved by an order of the Bankruptcy Court pursuant to sections 1125 and 1127 of the Bankruptcy Code and Bankruptcy Rule 3017.

1.56 “Disclosure Statement Hearing” means the hearing before the Bankruptcy Court to consider granting the relief requested under the Disclosure Statement Order and related matters as such hearing may be adjourned or continued from time to time.

1.57 “Disclosure Statement Order” means the Order entered by the Bankruptcy Court approving the Disclosure Statement as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code and solicitation procedures related thereto.

1.58 “Disputed” means any Claim, or any portion thereof, prior to it having become an Allowed Claim or a Disallowed Claim.

1.59 “Distribution Agent” means Kurtzman Carson Consultants, LLC.

1.60 “Distribution Date” means, as applicable, (a) the Initial Distribution Date, or (b) a Periodic Distribution Date.

1.61 “Distribution Record Date” means the date for determining which Holders of Allowed Claims are eligible to receive distributions under the Plan, which shall be (a) the Confirmation Date, or (b) such other date as designated by an order of the Bankruptcy Court.

1.62 “DTC” means the Depository Trust Company, and its successors and assigns.

1.63 “Effective Date” means the date on which this Plan shall take effect, which date shall be a Business Day on or after the Confirmation Date on which all conditions precedent to the effectiveness of this Plan specified in Article 11.1, have been satisfied, or, if capable of being waived, waived, which date shall be specified in a notice filed by the Reorganized Debtors with the Bankruptcy Court.

1.64 “Eligible Affiliate” means an affiliate of an Eligible Holder that is an Eligible Holder or would be an Eligible Holder if such affiliate were a holder of an Allowed Secured Notes Claim.

1.65 “Eligible Holder” means the Holder of an Allowed Secured Notes Claim, including the Plan Sponsor, that is either (i) certified as an “accredited investor” as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act, which, for the avoidance of doubt, shall exclude any natural person, or (ii) a “qualified institutional buyer” as defined in Rule 144A of the Securities Act.

1.66 “Eligible Offeree” means an Eligible Holder or an Eligible Affiliate.

1.67 “Eligible Offeree Certification” means the certification by a Holder of an Allowed Secured Notes Claim or its affiliate, in accordance with the Rights Offering Procedures, indicating that such entity is an Eligible Offeree.

1.68 “Employee Compensation Plans” means, collectively, the KEIP and the MIP.

1.69 “Entity” has the meaning ascribed to such term in section 101(15) of the Bankruptcy Code.

1.70 “Equity Security” has the meaning ascribed to such term in section 101(16) of the Bankruptcy Code.

1.71 “Estates” means the bankruptcy estates of the Debtors created pursuant to section 541 of the Bankruptcy Code.

1.72 “Euro Noteholder” means a Holder of a Euro Notes Guaranty Claim.

1.73 “Euro Notes” means the 8.875% senior notes due December 15, 2017 issued by Boardriders S.A. under the Euro Notes Indenture.

1.74 “Euro Notes Exchange Offer” means the exchange offer proffered by the Debtors or certain Affiliates thereof to holders of Euro Notes, the terms and conditions of which shall be set forth in a document contained in the Plan Supplement.

1.75 “Euro Notes Guaranty Claims” means a Claim of a Euro Noteholder arising under or as a result of the Euro Notes, which Claims shall be Allowed for all purposes under the Plan, and which for the avoidance of doubt shall not be subject to any avoidance, reductions, recharacterization, subordination, counterclaim, defense, disallowance, impairment, objection, or any challenges under applicable law or regulation.

1.76 “Euro Notes Indenture” means that certain Indenture dated as of December 10, 2010 among, inter alia, the Euro Notes Indenture Trustee and Boardriders S.A., as may be amended in connection with the Euro Notes Exchange Offer

1.77 “Euro Notes Indenture Trustee” means Deutsche Trustee Company Limited, in its capacity as the indenture trustee for the Euro Notes appointed under the Euro Notes Indenture.

1.78 “Euro Notes Rights Offering” means that certain rights offering pursuant to which Eligible Offerees shall have the right to exercise subscription rights for the purchase of up to €50.0 million of New Quiksilver Common Stock, the proceeds of which shall be used to consummate the Euro Notes Exchange Offer.

1.79 “Event” means any event, development, occurrence, circumstance or change.

1.80 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or hereafter amended.

1.81 “Excluded DIP Obligations” means all of the Debtors’ contingent or unliquidated obligations (including indemnification and expense reimbursement obligations) with respect to the DIP Facility (excluding, in each case, the DIP Claims), to the extent that any such obligations have not been paid in full in Cash on the Effective Date.

1.82 “Exculpated Claim” means any Claim related to any act or omission in connection with, relating to, or arising out of the Debtors’ in or out of court restructuring, the Chapter 11 Cases, formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement, the Plan, the settlement of Claims or renegotiation of Executory Contracts or Unexpired Leases, the negotiation of the Plan, the DIP Credit Agreements, the Rights Offerings, the Euro Notes Exchange Offer, the Backstop Commitment Letter, the Plan Sponsor Agreement (including the term sheets attached thereto), the Plan Supplement, the Exit Facility, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation of the Plan, the administration, consummation, and implementation of the Plan, the distribution of property under the Plan, or any transaction contemplated by the Plan or Disclosure Statement, or in furtherance thereof.

1.83 “Exculpated Parties” means, collectively, each of the following in their respective capacities as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Backstop Parties; (d) the Plan Sponsor; (e) the DIP Lenders; (f) the DIP Agents; (g) the Unsecured Creditors Committee and each of its members; (h) the Senior Notes Indenture Trustee; and (i) with respect to each of the above-named Entities described in subsections (a) through (h), such Entity’s respective predecessors, successors and assigns, and current and former stockholders, members, limited partners, general partners, equity holders, Affiliates and its and their subsidiaries, principals, partners, managed funds, parents, equity holders, members, employees, agents, officers, directors, managers, trustees, professionals, representatives, advisors, attorneys, financial advisors, accountants, investment bankers, and consultants.

1.84 “Executory Contract” means any contract to which any of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

1.85 “Exhibit” means an exhibit contained in the Plan Supplement or annexed as an appendix to the Disclosure Statement.

1.86 “Exit Facility” means that certain asset-based revolving credit facility in the principal amount of up to $[120.0] million pursuant to a new credit agreement, by and among the Reorganized Debtors, as borrowers, and the Exit Lenders, and all other documents entered into in connection therewith or contemplated thereby, the proceeds of which shall fund (a) first, distributions under this Plan on account of DIP ABL Facility Claims, and (b) second, distributions under this Plan on account of DIP Term Loan Facility Claims.

1.87 “Exit Facility Commitment Agreements” means the commitment agreements regarding the Exit Facility in accordance with this Plan.

1.88 “Exit Lenders” means the lender or syndication of lenders, which may include the DIP Lenders, party to the Exit Facility as of the Effective Date, who shall be reasonably acceptable to the Debtors and the Plan Sponsor, and each of the financial institutions from time to time party to the Exit Facility as lenders.

1.89 “Exit Rights Offering” means that certain rights offering pursuant to which Eligible Offerees shall have the right to exercise subscription rights for the purchase of up to $122.5 million of New Quiksilver Common Stock, the proceeds of which shall fund (a) first, distributions under this Plan on account of DIP Term Loan Facility Claims, (b) second, the Unsecured Cash Consideration, and (c) third, any other payments required on the Effective Date under this Plan and for general corporate purposes.

1.90 “Face Amount” means, (a) when used in reference to a Disputed Claim or Disallowed Claim, the full stated liquidated amount claimed by the Holder of a Claim in any proof of Claim, or amendment thereof in accordance with applicable law, timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, or the amount estimated for such Claim in an order of the Bankruptcy Court, and (b) when used in reference to an Allowed Claim or Allowed Interest, the Allowed amount of such Claim or Interest. If none of the foregoing applies, the Face Amount of the Claim shall be zero ($0) dollars.

1.91 “Final Decree” means a final decree entered by the Court closing the Chapter 11 Cases pursuant to Bankruptcy Rule 3022.

1.92 “Final Order” means an order or judgment, the operation or effect of which has not been reversed, stayed, modified, or amended, is in full force and effect, and as to which order or judgment (or any reversal, stay, modification, or amendment thereof) (a) the time to appeal, seek certiorari, or request reargument or further review or rehearing has expired and no appeal, petition for certiorari, or request for reargument or further review or rehearing has been timely filed, or (b) any appeal that has been or may be taken or any petition for certiorari or request for reargument or further review or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which certiorari was sought, or to which the request was made, and no further appeal or petition for certiorari or request for reargument or further review or rehearing has been or can be taken or granted; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedures, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order; provided, further, that the Debtors or Reorganized Debtors, as applicable, reserve the right to waive any appeal period for an order or judgment to become a Final Order.

1.93 “General Unsecured Claim” means any Claim that is not an Administrative Claim, DIP Facility Claim, Priority Tax Claim, Other Priority Claim, Other Secured Claim, Secured Notes Claim, Euro Notes Guaranty Claim, Unsecured Notes Claim, Intercompany Claim, or 510(b) Claim. Without limiting the foregoing, General Unsecured Claims include all (a) Rejection Damages Claims and (b) Reclamation Claims that are not Allowed Section 503(b)(9) Claims.

1.94 “Governmental Unit” has the meaning ascribed to such term in section 101(27) of the Bankruptcy Code.

1.95 “GUC Cash Consideration” means [●]% of the Unsecured Cash Consideration.

1.96 “Holdback Escrow Account” means the interest-bearing escrow account into which Cash equal to the Holdback Escrow Amount shall be deposited on the Effective Date for the payment of Allowed Professional Claims to the extent not previously paid or disallowed.

1.97 “Holdback Escrow Amount” means the sum of (a) the aggregate amounts withheld by the Debtors as of the Confirmation Date as a holdback on payment of Professional Claims pursuant to the Professional Fee Order and (b) twenty (20) percent of that portion of the unbilled fees of Professionals estimated pursuant to Article 2.3(b) of the Plan attributable to fees incurred as of the Confirmation Date; provided, however, that if a Professional does not provide an estimate pursuant to Article 2.3(b), the Debtors may estimate the unbilled fees of such Professional incurred as of the Confirmation Date, and the sum of provision (a) above and the total amount so estimated shall comprise the Holdback Escrow Amount.

1.98 “Holder” means a holder of a Claim against or Interest in the Debtors.

1.99 “Impaired” means impaired within the meaning of section 1124 of the Bankruptcy Code.

1.100 “Indemnification Obligations” means obligations of the Debtors, if any, to indemnify, reimburse, advance, or contribute to the losses, liabilities, or expenses of an Indemnitee pursuant to the Debtors’ certificate of incorporation, bylaws, policy of providing employee indemnification, applicable law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against an Indemnitee based upon any act or omission related to an Indemnitee’s service with, for, or on behalf of the Debtors.

1.101 “Indemnitee” means all directors, officers, or employees of the Debtors, in each case employed by the Debtors or serving as a director or officer immediately prior to or as of the Effective Date and acting in their respective capacities as such immediately prior to the Effective Date, who are entitled to assert Indemnification Obligations.

1.102 “Indenture Trustees” means the Secured Notes Indenture Trustee and the Unsecured Notes Indenture Trustee.

1.103 “Indentures” means the Secured Notes Indenture and the Unsecured Notes Indenture.

1.104 “Initial Distribution Date” means the date selected by the Reorganized Debtors, in their sole discretion, upon which distributions to Holders of Allowed Claims entitled to receive distributions under this Plan shall commence.

1.105 “Insurance Contract” has the meaning ascribed to it in Article 7.3 of this Plan.

1.106 “Insured Claims” has the meaning ascribed to it in Article 7.3 of this Plan.

1.107 “Intercompany Claim” means a Claim (a) by any Debtor against another Debtor or (b) by any non-Debtor Affiliate against any of the Debtors.

1.108 “Intercompany Interests” means all Interests in the Subsidiary Debtors.

1.109 “Interest” means (a) the legal, equitable, contractual, and other rights (whether fixed or contingent, matured or unmatured, disputed or undisputed) in any Entity with respect to Old Quiksilver Common Stock, or any other Equity Securities or Other Interests of the Debtors and (b) the legal, equitable, contractual and other rights (whether fixed or contingent, matured or unmatured, disputed or undisputed) of any Entity to purchase, sell, subscribe to, or otherwise acquire or receive (directly or indirectly) any of the foregoing.

1.110 “KEIP” means any key employee incentive plan with respect to the Debtors’ officers and management adopted by the Debtors’ board of directors during the pendency of the Chapter 11 Cases and approved by a Final Order of the Bankruptcy Court.

1.111 “Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued, or promulgated by any Governmental Unit.

1.112 “Legal Proceeding” means legal, governmental, administrative, judicial, or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, notices of noncompliance or violation, or proceedings.

1.113 “Letter(s) of Credit” means any letter of credit (singularly or collectively as the case may be) issued pursuant to the DIP Credit Agreements.

1.114 “Letter of Credit Issuer” means Bank of America, N.A., as the issuer of Letters of Credit under the DIP ABL Credit Agreement.

1.115 “Lien” has the meaning ascribed to such term in section 101(37) of the Bankruptcy Code.

1.116 “MIP” means that certain management incentive compensation plan to be implemented on or after the Effective Date on terms approved by the New Board, which shall dilute the issued and outstanding New Quiksilver Common Stock distributed pursuant to the New Quiksilver Common Stock Allocation by an amount not to exceed a percentage to be set forth in the Plan Supplement.

1.117 “New Board” means the initial board of directors of Reorganized Quiksilver, which shall be determined in accordance with the Plan Sponsor Agreement.

1.118 “New Bylaws” means the bylaws, limited liability company agreement, or functionally equivalent document, as applicable, of the Reorganized Debtors, the form of which shall be included in the Plan Supplement, in form and substance consistent with, and subject to, the Plan Sponsor Agreement.

1.119 “New Certificates of Incorporation” means the certificates of incorporation, certificates of formation, or functionally equivalent document, as applicable, of each of the Reorganized Debtors, the form of which shall be included in the Plan Supplement, in form and substance consistent with, and subject to, the Plan Sponsor Agreement.

1.120 “New Corporate Governance Documents” means, as applicable, (a) the New Certificates of Incorporation, (b) the New Bylaws, (c) the New Shareholders Agreement, and (d) [●], in each case to be filed as part of the Plan Supplement and subject to the Plan Sponsor Agreement.

1.121 “New Quiksilver Common Stock” means the shares of new common stock of Reorganized Quiksilver.

1.122 “New Quiksilver Common Stock Allocation” means the allocation of shares of New Quiksilver Common Stock distributed under this Plan, as follows: (a) first, to holders of Allowed Secured Notes Claims; (b) second, up to [●]% of New Quiksilver Common Stock to Rights Offering Participants under the Rights Offerings, which, for the avoidance of doubt, shall dilute subpart (a); and (c) third, any New Quiksilver Common Stock issued to the Backstop Parties under the Backstop Commitment Letter, which, for the avoidance of doubt, shall dilute subparts (a) and (b).

1.123 “New Shareholders Agreement” means the shareholders agreement (or functionally equivalent document, as applicable) of the Reorganized Debtors with respect to the New Quicksilver Common Stock, the form of which shall be included in the Plan Supplement, in form and substance consistent with, and subject to, the Plan Sponsor Agreement.

1.124 “New Subsidiary Debtor Boards” means the initial boards of directors of the Reorganized Subsidiary Debtors, as determined by the Plan Sponsor.

1.125 “Notes Cash Consideration” means [●]% of the Unsecured Cash Consideration.

1.126 “Old Quiksilver Common Stock” means shares of common stock of Quiksilver that are authorized, issued, and outstanding prior to the Effective Date.

1.127 “Old Quiksilver Securities” means, collectively, the Secured Notes, the Unsecured Notes, and Old Quiksilver Common Stock, and all options, warrants, rights and other instruments evidencing an ownership interest in the Debtors (whether fixed or contingent, matured or unmatured, disputed or undisputed), contractual, legal, equitable, or otherwise, to acquire any of the foregoing.

1.128 “Ordinary Course Professionals Order” means the Bankruptcy Court’s Order Pursuant To Bankruptcy Code Sections 105(a), 327, 330 And 331 Authorizing Debtors To Employ And Pay Professionals Utilized In The Ordinary Course Of Business (Docket No. 240).

1.129 “Other Interests” means all options, call rights, puts, awards, or other agreements to acquire an Equity Security of Quiksilver.

1.130 “Other Priority Claim” means any Claim, other than an Administrative Claim or Priority Tax Claim, entitled to priority payment as specified in section 507(a) of the Bankruptcy Code.

1.131 “Other Secured Claim” means any Secured Claim other than the following: (a) a DIP Facility Claim or (b) a Secured Notes Claim.

1.132 “Periodic Distribution Date” means such Business Days after the Initial Distribution Date selected by the Reorganized Debtors in their reasonable discretion for making distributions under this Plan.

1.133 “Petition Date” means September 9, 2015.

1.134 “Plan” means this plan of reorganization for the resolution of outstanding Claims and Interests in the Chapter 11 Cases, as may be modified in accordance with the Bankruptcy Code and Bankruptcy Rules, including the Plan Supplement and all Exhibits, supplements, appendices, and schedules.

1.135 “Plan Sponsor” the funds managed by affiliates of Oaktree Capital Management which are party to the Plan Sponsor Agreement.

1.136 “Plan Sponsor Agreement” means that certain Plan Sponsor Agreement by and among the Debtors and the Plan Sponsor, dated as of September 8, 2015, as may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms therewith.

1.137 “Plan Sponsor Agreement Approval Order” means the Final Order entered by the Bankruptcy Court authorizing the Debtors’ entry into and approving the terms and conditions of the Plan Sponsor Agreement.

1.138 “Plan Supplement” means the supplement or supplements to the Plan containing certain Exhibits and documents relevant to the implementation of the Plan, to be filed with the Bankruptcy Court on or before the Plan Supplement Filing Date, and including: (a) the New Corporate Governance Documents, (b) the Schedule of Assumed Executory Contracts and Unexpired Leases, (c) a list of retained Causes of Action, (d) the Administrative Claim Request Form, and (e) to the extent known, the New Board.

1.139 “Plan Supplement Filing Date” means the date on which the Plan Supplement shall be filed with the Bankruptcy Court, which date shall be at least seven days prior to the Voting Deadline or such later date as may be approved by the Bankruptcy Court without further notice.

1.140 “Plan Transaction Documents” means all definitive documents and agreements to which the Debtors will be a party as contemplated by the Plan Sponsor Agreement and the Plan, including (a) the motion to approve the Plan Sponsor Agreement and the Plan Sponsor Agreement Approval Order; (b) the Plan and any documentation or agreements related thereto; (c) the Confirmation Order and pleadings in support of entry thereof; (d) the Backstop Commitment Letter, the Rights Offering Procedures, and any documentation or agreements related thereto, the motion to approve the Backstop Commitment Letter and Rights Offering Procedures, and the Backstop and Rights Offering Procedures Approval Order; (e) the Disclosure Statement, the solicitation materials in respect of the Plan, the motion to approve the Disclosure Statement, and the Disclosure Statement Approval Order; (f) the Employee Compensation Plans; (g) the Exit Facility Commitment Agreements and any documentation or agreements relating thereto; (h) the documents comprising the Exit Facility and any documentation or agreements related thereto; (i) the documents comprising the Euro Notes Exchange Offer and any documentation or agreements relating thereto; and (j) all documents that will comprise the Plan Supplement. The form and substance of each document comprising the Plan Transaction Documents shall be acceptable to the Plan Sponsor.

1.141 “Priority Tax Claim” means a Claim of a Governmental Unit entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

1.142 “Pro Rata” means the proportion that an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class, or the proportion that Allowed Claims or Allowed Interests in a particular Class bear to the aggregate amount of Allowed Claims or Allowed Interests in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim or Allowed interests under the Plan.

1.143 “Professional” means any Entity retained in the Chapter 11 Case by separate Final Order pursuant to sections 327, 363, and 1103 of the Bankruptcy Code or otherwise; provided, however, that Professional does not include any Entity retained pursuant to the Ordinary Course Professionals Order.

1.144 “Professional Claim” means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses, or other charges and disbursements incurred relating to services rendered or expenses incurred after the Petition Date and prior to and including the Confirmation Date.

1.145 “Professional Fee Order” means the order entered by the Bankruptcy Court on October [●], 2015 (Docket No. [●]), authorizing the interim payment of Professional Claims subject to the Holdback Escrow Amount.

1.146 “Quiksilver” means Quiksilver, Inc., a Delaware corporation, debtor-in-possession in the above-captioned lead Chapter 11 Case, Case No. 15-A1880 (BLS) pending in the Bankruptcy Court.

1.147 “Reclamation Claim” means any Claim for the reclamation of goods delivered to the Debtors asserted under section 546(c) of the Bankruptcy Code.

1.148 “Reinstated” or “Reinstatement” means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the Claim Holder so as to leave such Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the Claim Holder to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Claim Holder for any damages incurred as a result of any reasonable reliance by such Claim Holder on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the Claim Holder; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, “going dark” provisions, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by this Plan, or conditioning such transactions or actions on certain factors, shall not be required to be cured or reinstated in order to accomplish Reinstatement.

1.149 “Rejection Damages Claim” means any Claim on account of the rejection of an Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code or the repudiation of such contract.

1.150 “Released Parties” means each of the following in their respective capacities as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the DIP Agents; (d) the DIP Lenders; (e) the Backstop Parties; (f) the Plan Sponsor; (g) the Creditors’ Committee and each of its members, (h) the Secured Notes Indenture Trustee, (i) with respect to each of the above-named Entities described in subsections (a) through (h), such Entity’s respective predecessors, successors and assigns, and current and former stockholders, members, limited partners, general partners, equity holders, Affiliates and its and their subsidiaries, principals, partners, managed funds, parents, equity holders, members, employees, agents, officers, directors, managers, trustees, professionals, representatives, advisors, attorneys, financial advisors, accountants, investment bankers, and consultants. For the avoidance of doubt, and notwithstanding anything herein to the contrary, in no event shall an Entity that checks the box on the Ballot and returns such Ballot in accordance with the Disclosure Statement Order to opt out of the third party releases contained in Article 10.5 hereof be a Released Party.

1.151 “Releasing Parties” means each of the following in their respective capacities as such: (a) the Released Parties, (b) all Holders of Claims and Interests that are deemed to accept the Plan, (c) each Holder of a Claim voting to accept the Plan or abstaining from voting to accept or reject the Plan, unless such Holder elects to opt out of the releases contained in Article 10.5 by checking the box on its timely submitted ballot, and (d) with respect to each of the foregoing Entities in subparts (b) through (c), their respective current and former officers, directors, managers, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

1.152 “Reorganized Debtors” means the Debtors or any successors thereto, by merger, consolidation, or otherwise, from and after the Effective Date, but excluding specifically any of the Debtors who are dissolved pursuant to the Plan.

1.153 “Rights Offerings” means, collectively, the Exit Rights Offering and the Euro Notes Rights Offering.

1.154 “Rights Offering Procedures” means the procedures governing the Rights Offerings and required to be followed by Holders of Secured Notes Claims to validly exercise their subscription rights, as set forth in the Backstop and Rights Offering Procedures Approval Order.

1.155 “Schedule of Assumed Executory Contracts and Unexpired Leases With Non-$0 Cure” means the schedule of certain Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan for which the Debtors have identified a non-$0 Cure amount, in the form filed as part of the Plan Supplement, as the same may be amended, modified, or supplemented from time to time, in each case and in all respects subject to the Plan Sponsor Agreement.

1.156 “Scheduled” means, with respect to any Claim, the status, priority, and amount, if any, of such Claim as set forth in the Schedules.

1.157 “Schedules” means the schedules of assets and liabilities and the statements of financial affairs filed in the Chapter 11 Cases by the Debtors pursuant to section 521 of the Bankruptcy Code, which incorporate by reference the global notes and statement of limitations, methodology, and disclaimer regarding the Debtors’ schedules and statements, as such schedules or statements have been or may be further modified, amended, or supplemented from time to time in accordance with Bankruptcy Rule 1009 or Final Orders of the Bankruptcy Court.

1.158 “Section 503(b)(9) Claim” means any Claim asserted under section 503(b)(9) of the Bankruptcy Code equal to the value of any goods received by the Debtors within 20 days before the Petition Date in which the goods have been sold to the Debtors in the Debtors’ ordinary course of business.

1.159 “Secured Claim” means a Claim (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

1.160 “Securities Act” means the Securities Act of 1933, as now in effect or hereafter amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

1.161 “Secured Noteholder” means a Holder of a Secured Notes Claim.

1.162 “Secured Notes” means the 7.875% senior secured notes due August 1, 2018 issued by Quiksilver under the Senior Notes Indenture.

1.163 “Secured Notes Claim” means a Claim of a Secured Noteholder arising under, derived from, based upon, or related to the Secured Notes, which Claims shall be Allowed for all purposes under the Plan in the aggregate amount of $279.0 million in principal, plus accrued and unpaid interest and premiums (if any) as of the Petition Date, and which, for the avoidance of doubt, shall not be subject to any avoidance, reductions, recharacterization, subordination, counterclaim, defense, disallowance, impairment, objection, or any challenges under applicable law or regulation.

1.164 “Secured Notes Documents” means, collectively, the Secured Notes, the Secured Notes Indenture, each other Security Document (as defined in the Secured Notes Indenture), and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents).

1.165 “Secured Notes Indenture” means that certain Indenture dated as of July 16, 2013, among, inter alia, Quiksilver and QS Wholesale, Inc., as issuers and the Secured Notes Indenture Trustee.

1.166 “Secured Notes Indenture Trustee” means Delaware Trust Company, as successor to U.S. Bank National Association, in its capacity as the indenture trustee for the Secured Notes appointed under the Secured Notes Indenture.

1.167 “Security” has the meaning ascribed to such term in section 2(a)(1) of the Securities Act.

1.168 “Servicer” means any indenture trustee, agent, servicer, or other authorized representative of Holders of Claims or Interests recognized by the Debtors.

1.169 “Subordinated Claim” means any Claim against the Debtors that is subject to subordination under section 510(b) or (c) of the Bankruptcy Code, whether arising from rescission of a purchase or sale of a security of the Debtors or an Affiliate of the Debtors, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim, or otherwise, which Claim shall be subordinated to all Claims or Interests that are senior to or equal to the Claim or Interest represented by such security, except that if such security is Old Quiksilver Common Stock, such Claim has the same priority as Old Quiksilver Common Stock.

1.170 “Subsidiaries” means the direct or indirect subsidiaries of Quiksilver.

1.171 “Subsidiary Debtors” means each of the Debtors other than Quiksilver.

1.172 “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ request for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

1.173 “Unexpired Lease” means a lease of nonresidential real property to which any of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.174 “Unimpaired” means, with respect to a Class of Claims, a Class of Claims that is not Impaired.

1.175 “Unsecured Cash Consideration” means $7.5 million in Cash to be contributed by the Reorganized Debtors on the Effective Date from the proceeds of the Exit Rights Offering and to be distributed to Holders of Claims in Class 5-A and Class 5-B pursuant to the Plan.

1.176 “Unsecured Noteholder” means a Holder of Unsecured Notes.

1.177 “Unsecured Notes” means the 10.000% senior unsecured notes due August 1, 2020 issued pursuant to the Unsecured Notes Indenture.

1.178 “Unsecured Notes Claim” means a Claim of an Unsecured Noteholder arising under, derived from, based upon, or related to the Unsecured Notes.

1.179 “Unsecured Notes Documents” means, collectively, the Unsecured Notes, the Unsecured Notes Indenture, and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents).

1.180 “Unsecured Notes Indenture” means that certain Indenture dated as of July 16, 2013 among, inter alia, Quiksilver and QS Wholesale, Inc., as issuers and the Unsecured Notes Indenture Trustee.

1.181 “Unsecured Notes Indenture Trustee” means U.S. Bank National Association, in its capacity as the indenture trustee for the Unsecured Notes appointed under the Unsecured Notes Indenture.

1.182 “Voting Deadline” means [●] at 4:00 p.m. prevailing Eastern time.

C.	Rules of Interpretation

For purposes of this Plan, unless otherwise provided herein, (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) each pronoun stated in the masculine, feminine, or neuter includes the masculine, feminine, and neuter; (c) any reference in the Plan to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified, or supplemented; (d) any reference to an entity as a Holder of a Claim or Interest includes that entity’s successors and assigns; (e) all references in this Plan to Sections, Articles, and Exhibits are references to Sections, Articles, and Exhibits of or to this Plan; (f) the words “herein,” “hereunder,” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (i) to the extent the Disclosure Statement is inconsistent with the terms of this Plan, this Plan shall control; (j) to the extent this Plan is inconsistent with the Confirmation Order, the Confirmation Order shall control; and (k) any immaterial effectuating provision may be interpreted by the Reorganized Debtors in a manner that is consistent with the overall purpose and intent of the Plan without further Final Order of the Bankruptcy Court.

D.	Computation Of Time

In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

E.	References to Monetary Figures

All references in this Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F.	Exhibits

All Exhibits are incorporated into and are a part of this Plan as if set forth in full herein and such Exhibits shall be filed with the Bankruptcy Court on or before the Plan Supplement Filing Date. After the Plan Supplement Filing Date, copies of Exhibits may be obtained upon email request to the Claims and Solicitation Agent at Quiksilverinfo@kccllc.com, or by downloading such exhibits from the Debtors’ informational website at http://kccllc.net/quiksilver. To the extent any Exhibit is inconsistent with the terms of this Plan and unless otherwise provided for in the Confirmation Order, the terms of the Exhibit shall control as to the transactions contemplated thereby and the terms of this Plan shall control as to any Plan provision that may be required under the Exhibit.

ARTICLE II

ADMINISTRATIVE EXPENSES AND PRIORITY CLAIMS

2.1 Administrative Claims. Except to the extent that the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, and a Holder of an Allowed Administrative Claim agree to a less favorable treatment, a Holder of an Allowed Administrative Claim (other than a DIP Claim, which shall be subject to Article 2.2 of this Plan, or a Professional Claim, which shall be subject to Article 2.3 of this Plan) shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Administrative Claim, Cash equal to the unpaid portion of such Allowed Administrative Claim either (a) on the later of (x) the Initial Distribution Date; or (y) the first Periodic Distribution Date occurring after the later of (i) 30 days after the date when an Administrative Claim becomes an Allowed Administrative Claim or (ii) 30 days after the date when an Administrative Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the Holder of such Administrative Claim; or (b) if the Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claims, without any further action by the Holders of such Allowed Administrative Claims; provided, however, that other than Holders of (i) a DIP Facility Claim, (ii) a Professional Claim, (iii) an Administrative Claim Allowed by an order of the Bankruptcy Court on or before the Effective Date, or (iv) an Administrative Claim that is not Disputed and arose in the ordinary course of business and was paid or is to be paid in accordance with the terms and conditions of the particular transaction giving rise to such Administrative Claim, the Holder of any Administrative Claim shall have filed a proof of Claim form no later than the Administrative Claims Bar Date and such Claim shall have become an Allowed Claim. Except as otherwise provided herein and as set forth in Articles 2.2 or 2.3 of this Plan, all requests for payment of an Administrative Claim must be filed, in substantially the form of the Administrative Claim Request Form contained in the Plan Supplement, with the Claims Agent and served on counsel for the Debtors or the Reorganized Debtors, as applicable, no later than the Administrative Claims Bar Date. Any request for payment of an Administrative Claim pursuant to this Article 2.1 that is not timely filed and served shall be Disallowed automatically without the need for any objection from the Reorganized Debtors. The Reorganized Debtors may settle an Administrative Claim without further Bankruptcy Court approval. In the event that the Reorganized Debtors object to an Administrative Claim and there is no settlement, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim.

2.2 DIP Claims. Pursuant to the DIP Order, all DIP Claims are Allowed.

(a) DIP ABL Facility Claims. Except to the extent that a Holder of a DIP ABL Facility Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every DIP ABL Facility Claim, Holders of DIP ABL Facility Claim shall be paid in full in Cash from the proceeds of the Exit Facility on the Effective Date, such payments to be distributed to the DIP ABL Agent for the ratable benefit of the Holders of DIP ABL Facility Claims.

To the extent that any Letter of Credit remains undrawn as of the Effective Date, the Debtors, with the Plan Sponsor’s consent, shall (i) cause that Letter of Credit to be replaced with a letter of credit issued under the Exit Facility, [(ii) collateralize that Letter of Credit with Cash in an amount equal to 105% of its Face Amount,] (iii) provide a back-to-back letter of credit to the Letter of Credit Issuer on terms and from a financial institution reasonably acceptable to the Letter of Credit Issuer, or (iv) provide such other treatment as the Letter of Credit Issuer shall agree in its sole discretion.

(b) DIP Term Loan Facility Claims. Except to the extent that a Holder of a DIP Term Loan Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every DIP Term Loan Claim, Holders of DIP Term Loan Facility Claims shall be paid in full in Cash from the proceeds of the Exit Facility (after satisfying the DIP ABL Facility Claims) and the Exit Rights Offering on the Effective Date, such payments to be distributed to the DIP Term Loan Agent for the ratable benefit of the Holders of DIP Term Loan Facility Claims.

(c) Upon the Effective Date, all Liens and security interests granted to secure the DIP Facilities shall be deemed discharged, cancelled, and released and shall be of no further force and effect; provided, however, that the Excluded DIP Obligations shall survive the Effective Date and shall not be discharged, cancelled or released pursuant to the Plan or the Confirmation Order, notwithstanding any provision hereof or thereof to the contrary, and the payment on such date of the DIP Claims shall in no way affect or impair the obligations, duties and liabilities of the Debtors or the rights of the DIP Agents and the DIP Lenders relating to any Excluded DIP Obligations. To the extent that the DIP Lenders or the DIP Agents have filed or recorded publicly any Liens and/or security interests to secure the Debtors’ obligations under the DIP Facilities, the DIP Lenders or the DIP Agents, as the case may be, shall take any commercially reasonable steps requested by the Debtors or the Reorganized Debtors, at the expense of the Reorganized Debtors, that are necessary to cancel and/or extinguish such publicly-filed Liens and/or security interests.

2.3 Professional Claims.

(a) Final Fee Applications. All final requests for payment of Professional Claims and requests for reimbursement of expenses of members of the Creditors’ Committee must be filed no later than forty-five (45) days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and prior orders of the Bankruptcy Court, the Allowed amounts of such Professional Claims and expenses shall be determined by the Bankruptcy Court.

(b) Payment of Interim Amounts. Subject to the Holdback Escrow Amount, on the Effective Date, the Reorganized Debtors shall pay all amounts owing to Professionals for all outstanding amounts billed relating to prior periods through the Effective Date as to which no objection has been filed. In order to receive payment on the Effective Date for unbilled fees and expenses incurred and approved by the Bankruptcy Court through the Effective Date, no later than two (2) days prior to the Effective Date, the Professionals shall estimate fees and expenses due for periods that have not been billed as of the Effective Date and shall deliver such estimate to counsel for the Debtors. Within fifteen (15) days after the Effective Date, a Professional receiving payment for the estimated period shall submit a detailed invoice covering such period.

(c) Holdback Escrow Account. On the Effective Date, the Reorganized Debtors shall fund the Holdback Escrow Account with Cash equal to the aggregate Holdback Escrow Amount for all Professionals. The Distribution Agent shall maintain the Holdback Escrow Account in trust for the Professionals with respect to whom fees have been held back pursuant to the Professional Fee Order. Such funds shall not be considered property of the Debtors, the Reorganized Debtors, or the Estates. The remaining amount of Professional Claims owing to the Professionals shall be paid to such Professionals by the Distribution Agent from the Holdback Escrow Account when such claims are finally Allowed by the Bankruptcy Court. When all Professional Claims have been paid in full, amounts remaining in the Holdback Escrow Account, if any, shall be paid to the Reorganized Debtors.

(d) Post-Confirmation Date Retention. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors shall employ and pay Professionals in the ordinary course of business (including the reasonable fees and expenses incurred by Professionals in preparing, reviewing, prosecuting, defending, or addressing any issues with respect to final fee applications).

2.4 Priority Tax Claims. On the later of (a) the Initial Distribution Date or (b) the first Periodic Distribution Date occurring after the later of, (i) 30 days after the date when a Priority Tax Claim becomes an Allowed Priority Tax Claim or (ii) 30 days after the date when a Priority Tax Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the Holder of such Priority Tax Claim, except to the extent that the Debtors (or Reorganized Debtors) and a Holder of an Allowed Priority Tax Claim agree to a less favorable treatment, each Holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive one of the following treatments on account of such Claim: (a)

Cash in an amount equal to the amount of such Allowed Priority Tax Claim, (b) Cash in an amount agreed to by the Debtors (or the Reorganized Debtors) and such Holder, provided, however, that such parties may further agree for the payment of such Allowed Priority Tax Claim to occur at a later date, or (c) at the sole option of the Debtors, Cash in the aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of not more than five (5) years after the Petition Date pursuant to section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

ARTICLE III

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

3.1 Classification of Claims and Interests.

(a) The Plan is a single plan of reorganization for the jointly administered Chapter 11 Cases, but does not constitute a substantive consolidation of the Debtors’ Estates for voting purposes. The Plan, though proposed jointly, constitutes a separate plan for each of the Debtors for voting purposes. Therefore, all Claims against and Interests in a particular Debtor are placed in the Classes set forth below with respect to such Debtor. Classes that are not applicable as to a particular Debtor or group of Debtors shall be eliminated as set forth more fully in Article 5.3 below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified and their treatment is set forth in Article II above.

(b) Pursuant to sections 1122 and 1123 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in the Debtors. A Claim or Interest is placed in a particular Class for the purposes of voting on the Plan and, to the extent applicable, receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date.

(c) Claims and Interests are divided into numbered Classes as set forth below:

Class	Claim or Interest	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Presumed to Accept

2	Other Secured Claims	Unimpaired	Presumed to Accept

3	Euro Notes Guaranty Claims	Unimpaired	Presumed to Accept

4	Secured Notes Claims	Impaired	Entitled to Vote

5-A	Unsecured Notes Claims	Impaired	Entitled to Vote

5-B	General Unsecured Claims	Impaired	Entitled to Vote

6	Intercompany Claims	Unimpaired	Presumed to Accept

7	Intercompany Interests	Unimpaired	Presumed to Accept

8	Subordinated Claims	Impaired	Deemed to Reject

9	Interests in Quiksilver	Impaired	Deemed to Reject

ARTICLE IV

PROVISIONS FOR TREATMENT

OF CLAIMS AND INTERESTS

4.1 Class 1 – Other Priority Claims.

(a) Classification: Class 1 consists of all Other Priority Claims.

(b) Treatment: Except as otherwise provided in and subject to Article 9.5 of this Plan, and except to the extent that a Holder of an Allowed Class 1 Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class 1 Claim, each such Holder of an Allowed Class 1 Claim shall be paid in full in Cash on the later of (a) the Initial Distribution Date or (b) the first Periodic Distribution Date occurring after the later of, (i) 30 days after the date when a Class 1 Claim becomes an Allowed Class 1 Claim or (ii) 30 days after the date when a Class 1 Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the Holder of such Class 1 Claim; provided, however, that Other Priority Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

(c) Voting: Class 1 is Unimpaired, and Holders of Allowed Class 1 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Class 1 Claims are not entitled to vote to accept or reject the Plan.

4.2 Class 2 – Other Secured Claims.

(a) Classification: Class 2 consists of all Other Secured Claims.

(b) Treatment: Except as otherwise provided in and subject to Article 9.5 of this Plan, and except to the extent that a Holder of an Allowed Class 2 Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each and every Allowed Class 2 Claim, each such Holder of an Allowed Class 2 Claim shall, at the election of the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable:

(i) have its Allowed Class 2 Claim Reinstated and rendered Unimpaired on the Effective Date in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the Holder of an Allowed Class 2 Claim to demand or receive payment of such Allowed Class 2 Claim prior to the stated maturity of such Allowed Class 2 Claim from and after the occurrence of a default; or

(ii) be paid in full in Cash in an amount equal to such Allowed Class 2 Claim, including postpetition interest, if any, on such Allowed Class 2 Claim required to be paid pursuant to section 506 of the Bankruptcy Code, on the later of (a) the Initial Distribution Date or (b) the first Periodic Distribution Date occurring after the later of, (i) 30 days after the date when a Class 2 Claim becomes an Allowed Class 2 Claim or (ii) 30 days after the date when a Class 2 Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the Holder of such Class 2 Claim.

Nothing in this Article 4.2 or elsewhere in this Plan shall preclude the Reorganized Debtors, as applicable, from challenging the validity of any alleged Lien or any asset of the Debtors or the value of the property that secures any alleged Lien.

(c) Voting: Class 2 is Unimpaired, and Holders of Allowed Class 2 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Class 2 Claims are not entitled to vote to accept or reject the Plan.

4.3 Class 3 – Euro Notes Guaranty Claims.

(a) Classification: Class 3 consists of all Euro Notes Guaranty Claims.

(b) Treatment: Except to the extent that a Holder of an Allowed Class 3 Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each and every Allowed Class 3 Claim, on the Effective Date each such Holder of an Allowed Class 3 Claim shall have its Allowed Class 3 Claim Reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the Holder of an Allowed Class 3 Claim to demand or receive payment of such Allowed Class 3 Claim prior to the stated maturity of such Allowed Class 3 Claim from and after the occurrence of a default.

(c) Voting: Class 3 is Unimpaired, and Holders of Allowed Class 3 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Class 3 Claims are not entitled to vote to accept or reject the Plan.

4.4 Class 4 – Secured Notes Claims.

(a) Classification: Class 4 consists of all Secured Notes Claims.

(b) Treatment: Except to the extent that a Holder of an Allowed Class 4 Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class 4 Claim, on the Effective Date, each Holder of an Allowed Class 4 Claim shall receive on account of such Holder’s Secured Notes Claims its Pro Rata share, based on the aggregate amount of Allowed Class 4 Claims, of the New Quiksilver Common Stock subject to dilution in accordance with the New Quiksilver Common Stock Allocation.

(c) Voting: Class 4 is Impaired and Holders of Allowed Class 4 Claims are entitled to vote to accept or reject the Plan.

4.5 Class 5-A – Unsecured Notes Claims.

(a) Classification: Class 5-A consists of all Unsecured Notes Claims.

(b) Treatment: Except to the extent that a Holder of an Allowed Class 5-A Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class 5-A Claim, on the Initial Distribution Date, each Holder of an Allowed Class 5-A Claim shall receive its Pro Rata share, based on the aggregate amount of Allowed Class 5-A Claims, of the Notes Cash Consideration.

(c) Voting: Class 5-A is Impaired and Holders of Allowed Class 5-A Claims are entitled to vote to accept or reject the Plan.

4.6 Class 5-B – General Unsecured Claims.

(a) Classification: Class 5-B consists of all General Unsecured Claims.

(b) Treatment: Except as otherwise provided in and subject to Article 9.5 of this Plan, and except to the extent that a Holder of an Allowed Class 5-B Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class 5-B Claim, each Holder of an Allowed Class 5-B Claim shall receive its Pro Rata share, based on the aggregate amount of Allowed Class 5-B Claims, of the GUC Cash Consideration on the later of (a) the Initial Distribution Date or (b) the first Periodic Distribution Date occurring after the later of, (i) 30 days after the date when a Class 5-B Claim becomes an Allowed Class 5-B Claim or (ii) 30 days after the date when a Class 5-B Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the Holder of such Class 5-B Claim.

(c) Voting: Class 5-B is Impaired and Holders of Allowed Class 5-B Claims are entitled to vote to accept or reject the Plan.

4.7 Class 6 – Intercompany Claims

(a) Classification: Class 6 consists of all Intercompany Claims.

(b) Treatment: On the Effective Date, all net Allowed Class 6 Claims (taking into account any setoffs of Intercompany Claims) held by the Debtors between and among the Debtors and/or any Affiliates of the Debtors shall, at the election of the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, be either (i) Reinstated, or (ii) released, waived, and discharged.

(c) Voting: Class 6 is Unimpaired, and Holders of Allowed Class 6 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Class 6 Claims are not entitled to vote to accept or reject the Plan.

4.8 Class 7 – Intercompany Interests

(a) Classification: Class 7 consists of all Intercompany Interests.

(b) Treatment: On the Effective Date, all Class 7 Interests held by the Debtors shall, at the election of the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, be either (i) Reinstated, or (ii) deemed automatically cancelled, released, and extinguished.

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the holders of New Quiksilver Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims. For the avoidance of doubt, any Interest in any non-Debtor subsidiary owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor.

(c) Voting: Class 7 is Unimpaired, and Holders of Class 7 Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 7 Interests are not entitled to vote to accept or reject the Plan.

4.9 Class 8 – Subordinated Claims.

(a) Classification: Class 8 consists of all Claims under Bankruptcy Code sections 510(b) and (c).

(b) Treatment: Holders of Allowed Class 8 Claims shall not receive any distributions on account of such Allowed Class 8 Claims, and on the Effective Date all Allowed Class 8 Claims shall be released, waived, and discharged.

(c) Voting: Class 8 is Impaired, and Holders of Allowed Class 8 Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Allowed Class 8 Claims are not entitled to vote to accept or reject the Plan.

4.10 Class 9 – Interests in Quiksilver.

(a) Classification: Class 9 consists of all Interests in Quiksilver.

(b) Treatment: On the Effective Date, Allowed Class 9 Interests shall be deemed automatically cancelled, released, and extinguished without further action by the Debtors or the Reorganized Debtors and the obligations of the Debtors and the Reorganized Debtors thereunder shall be discharged.

(c) Voting: Class 9 is Impaired, and Holders of Allowed Class 9 Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Allowed Class 9 Interests are not entitled to vote to accept or reject the Plan.

ARTICLE V

ACCEPTANCE

5.1 Classes Entitled to Vote. Classes 4, 5-A, and 5-B are Impaired and are entitled to vote to accept or reject this Plan. By operation of law, Classes 1, 2, 3, 6, and 7 are Unimpaired and are deemed to have accepted this Plan and, therefore, is not entitled to vote. By operation of law, Classes 8 and 9 are deemed to have rejected this Plan and are not entitled to vote.

5.2 Acceptance by Impaired Classes. An Impaired Class of Claims shall have accepted this Plan if, not counting the vote of any Holder designated under section 1126(e) of the Bankruptcy Code, (a) the Holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept this Plan and (b) the Holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept the Plan.

5.3 Elimination of Classes. To the extent applicable, any Class that does not contain any Allowed Claims or any Claims temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of commencement of the Confirmation Hearing, for all Debtors or with respect to any particular Debtor shall be deemed to have been deleted from this

Plan for all Debtors or for such particular Debtor, as applicable, for purposes of (a) voting to accept or reject this Plan and (b) determining whether it has accepted or rejected this Plan under section 1129(a)(8) of the Bankruptcy Code. In particular, Class 9 shall exist only with respect to Quiksilver, Class 4 shall exist only with respect to the Debtors which are obligors under the Secured Notes Documents, and Class 5-A shall exist only with respect to Debtors which are obligors under the Unsecured Notes Documents.

5.4 Deemed Acceptance if No Votes Cast. If no Holders of Claims eligible to vote in a particular Class vote to accept or reject the Plan, this Plan shall be deemed accepted by the Holders of such Claims in such Class.

5.5 Cramdown. To the extent necessary, the Debtors shall request confirmation of this Plan, as it may be modified from time to time in accordance with the terms hereof, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to modify, amend, or withdraw this Plan, with respect to all Debtors or any individual Debtor or group of Debtors, with the consent of the Plan Sponsor, to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

ARTICLE VI

MEANS FOR IMPLEMENTATION OF THE PLAN

6.1 Substantive Consolidation.

The Plan contemplates and is predicated upon deemed substantive consolidation of the Debtors’ Estates and Chapter 11 Cases for distribution purposes only. On the Effective Date, each Claim Filed or to be Filed against any Debtor shall be deemed Filed only against Quiksilver and shall be deemed a single Claim against and a single obligation of Quiksilver, for distribution purposes only. This limited substantive consolidation effected pursuant to this Article 6.1 of the Plan shall not otherwise affect the rights of any Holder of any Claim, or affect the obligations of any Debtor with respect to such Claim.

6.2 General Settlement of Claims and Interests.

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provision of the Plan shall constitute good-faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan.

6.3 Plan Funding.

Distributions under this Plan, and the Reorganized Debtors’ operations post-Effective Date will be funded from the following sources:

(a) Exit Facility. On the Effective Date, the Reorganized Debtors shall enter into the Exit Facility, the final form and substance of which shall be acceptable to the Reorganized Debtors and the Plan Sponsor. Confirmation shall be deemed approval of Revolver Facility (including the transactions contemplated thereby, such as any supplementation or additional syndication of the Exit Facility, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein) and authorization for the Reorganized Debtors to enter into and execute the Exit Facility and such other documents as the Exit Lenders may reasonably require to effectuate the treatment afforded to such lenders pursuant to the Exit Facility, subject to such modifications as the Reorganized Debtors may deem to be reasonably necessary to consummate such Exit Facility.

(b) Rights Offerings. On the Effective Date, the Reorganized Debtors shall consummate the Rights Offerings, the terms of which are set forth in the Rights Offering Procedures and summarized in the Disclosure Statement. Each Holder of an Allowed Class 4 Claim which is an Eligible Holder, or its affiliated Eligible Affiliate, will be given the opportunity to participate in the Rights Offerings, subject to such Entity’s execution and delivery of an Eligible Offeree Certification in accordance with the Rights Offering Procedures.

(c) Plan Sponsor and Backstop Parties Commitments. On or before the Effective Date, the Plan Sponsor shall fulfill its funding obligations under the Plan Sponsor Agreement and the Backstop Parties shall fulfill their funding obligations under the Backstop Commitment Letter, including funding the Unsecured Cash Consideration and backstopping the Rights Offerings, respectively.

(d) Other Plan Funding. Other than as set forth in Articles 6.3(a), 6.3(b), and 6.3(c) of this Plan, all Cash necessary for the Reorganized Debtors to make payments required by this Plan shall be obtained from the Debtors’ Cash balances then on hand, after giving effect to the transactions contemplated herein.

6.4 Authorization and Issuance of New Quiksilver Common Stock.

(a) On the Effective Date, Reorganized Quiksilver shall authorize and issue the New Quiksilver Common Stock in accordance with the New Quiksilver Common Stock Allocation. Distribution of New Quiksilver Common Stock hereunder shall constitute issuance of 100% of the New Quiksilver Common Stock and shall be deemed issued on the Effective Date. The issuance of New Quiksilver Common Stock by Reorganized Quiksilver, including options for the purchase thereof or other equity awards, if any, providing for the issuance of New Quiksilver Common Stock, is authorized without the need for any further corporate action or without any further action by the Debtors or the Reorganized Debtors, as applicable.

(b) The New Quiksilver Common Stock issued under this Plan shall be issued in accordance with the New Quiksilver Common Stock Allocation and subject to economic and legal dilution from (i) the Rights Offerings (including as to any New Quiksilver Common Stock issued under the Backstop Commitment Letter), and (ii) any other shares of New Quiksilver Common Stock issued after the Effective Date.

(c) All of the shares of New Quiksilver Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable, and the holders of New Quiksilver Common Stock shall not be required to execute the New Shareholders Agreement before receiving their respective distributions of New Quiksilver

Common Stock under the Plan. Any such Entities who do not execute the New Shareholders Agreement shall be automatically deemed to have accepted the terms of the New Shareholders Agreement (in their capacity as shareholders of Reorganized Quiksilver) and to be parties thereto without further action. The New Shareholders Agreement shall be adopted on the Effective Date and shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of New Quiksilver Common Stock shall be bound thereby.

(d) On the Effective Date, none of the New Quiksilver Common Stock will be registered under the Securities Act or listed on a national securities exchange, the Reorganized Debtors will not be reporting companies under the Exchange Act, the Reorganized Debtors shall not be required to and will not file reports with the Securities and Exchange Commission or any other entity or party, and the Reorganized Debtors shall not be required to file monthly operating reports with the Bankruptcy Court after the Effective Date. In order to prevent the Reorganized Debtors from becoming subject to the reporting requirements of the Exchange Act, except in connection with a public offering, the New Corporate Governance Documents may impose certain trading restrictions, and the New Quiksilver Common Stock will be subject to certain transfer and other restrictions pursuant to the New Corporate Governance Documents designed to maintain the Reorganized Debtors as private, non-reporting companies. Notwithstanding the foregoing, the Reorganized Debtors shall continue to comply with any reporting or other requirements under the Euro Notes Indenture.

6.5 Exemptions from Securities Act Registration Requirements. The offering, issuance, and distribution of any Securities pursuant to the Plan and the Rights Offerings and any and all settlement agreements incorporated therein will be exempt from the registration requirements of section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code, section 4(a)(2) of the Securities Act, or any other available exemption from registration under the Securities Act, as applicable. Section 4(a)(2) of the Securities Act exempts transactions not involving a public offering, and section 506 of Regulation D of the Securities Act provides a safe harbor under section 4(a)(2) for transactions that meet certain requirements. In addition, under section 1145 of the Bankruptcy Code, if applicable, any Securities issued pursuant to the Plan and any and all settlement agreements incorporated therein will be freely transferable under the Securities Act by the recipients thereof, subject to (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments, (2) the restrictions, if any, on the transferability of such Securities and instruments, including restrictions contained in the Backstop Commitment Letter or in the governing documents to such Securities, and (3) any other applicable regulatory approval. In reliance upon these exemptions, the offer, issuance, and distribution of Securities will not be registered under the Securities Act or any applicable state Blue Sky Laws, and may not be transferred, encumbered or otherwise disposed of in the absence of such registration or an exemption therefrom under the Securities Act or under such laws and regulations thereunder. Accordingly, the Securities may be subject to restrictions on transfer as set forth in the governing documents to such Securities. New Quiksilver Common Stock will bear a legend relating to the transfer restrictions, including those arising under the New Corporate Governance Document, applicable to such stock.

6.6 Cancellation of Old Quiksilver Securities and Agreements. On the Effective Date, except with respect to the Euro Notes Guaranty Claims or as otherwise specifically provided for herein (a) the Old Quiksilver Securities and any other note, bond, indenture, Certificate, or other instrument or document evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (including the Indentures), shall be cancelled and (b) the obligations of, Claims against, and/or Interests in Quiksilver under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Old Quiksilver Securities, and any other note, bond, indenture, Certificate, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, as the case may be, shall be released and discharged and cancelled; provided, however, that (i) the Class 7 Intercompany Interests shall be treated as set forth in Article 4.8 above and (ii) any agreement (including the Indentures) that governs the rights of a Holder of a Claim and that is administered by a Servicer shall continue in effect solely for the purposes of allowing such Servicer to (x) make the distributions on account of such Claims under this Plan as provided for in Article 9.4 of this Plan and (y) maintain and exercise their Charging Lien or other right to priority payment against distributions under the Plan on account of the Servicer’s fees and expenses owed to the Servicers under the terms of the Indentures. For the avoidance of doubt, fees and expenses owed to Servicers for any distributions made to Holders of Class 4 claims shall be payable by the Reorganized Debtors in Cash; and distributions made to Holders of Class 5-A Claims shall remain subject to any Charging Lien maintained by any Servicer under the Unsecured Notes Documents.

6.7 Issuance of New Securities; Execution of Plan Documents. Except as otherwise provided in the Plan, on or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall issue all Securities, notes, instruments, Certificates, and other documents required to be issued pursuant to the Plan.

6.8 Continued Corporate Existence.

(a) Except as otherwise provided in this Plan, including subsection (c) below, the Debtors shall continue to exist after the Effective Date as separate entities, the Reorganized Debtors, with all the powers of corporations under applicable law in the jurisdictions in which the Debtors are incorporated and pursuant to their certificate of incorporation and bylaws or other organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other organization documents are amended and restated by this Plan, including pursuant to Article 6.12 below, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date. To the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan without any further notice to or action, order, or approval of the Bankruptcy Court or any other court of competent jurisdiction (other than the requisite filings required under applicable state, provincial, or federal law).

(b) Except as otherwise provided in the Plan, the continued existence, operation, and ownership of Affiliates is a material component of the business of the Debtors and the Reorganized Debtors, as applicable, and, as set forth in Article 10.1 of this Plan, all of the Debtors’ equity interests and other property interests in such Affiliates shall vest in the Reorganized Debtors or their successors on the Effective Date.

(c) Notwithstanding the foregoing, the following Debtors shall be dissolved upon the Effective Date: [DC Direct, Inc., Fidra, Inc., Mt. Waimea, Inc., Q.S. Optics, Inc., Quiksilver Entertainment, Inc., and Quiksilver Wetsuits, Inc.] Such Debtors are deemed to be dissolved without any further notice to or action, order, or approval of the Bankruptcy Court or any other court of competent jurisdiction (other than the requisite filings required under applicable state, provincial, or federal law, if any). Any Claim arising as a result of such dissolutions shall be receive the applicable treatment under this Plan.

6.9 Restructuring Transactions.

(a) On or following the Confirmation Date, the Debtors, with the consent of the Plan Sponsor, or Reorganized Debtors, as the case may be, shall take such actions as may be necessary or appropriate to effect the relevant restructuring transactions as set forth in the Plan and the Plan Transaction Documents, and may take other actions on or after the Effective Date. The anticipated post-Effective Date structure of the Reorganized Debtors shall be provided with the Plan Supplement.

(b) Prior to, on, or after the Effective Date, and pursuant to the Plan, the Reorganized Debtors shall enter into the restructuring transactions described herein and in the Disclosure Statement and the Plan Transaction Documents. Subject to the Plan Sponsor Agreement, the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, shall take any actions as may be necessary or appropriate to effect a restructuring of the Debtors’ businesses or the overall organization structure of the Reorganized Debtors. The restructuring transactions may include one or more restructurings, conversions, or transfers as may be determined by the Debtors, with the consent of the Plan Sponsor, to be necessary or appropriate. The actions taken by the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, to effect the restructuring transactions may include: (i) the execution, delivery, adoption, and/or amendment of appropriate agreements or other documents of restructuring, conversion, disposition, or transfer containing terms that are consistent with the terms of the Plan, the Disclosure Statement, the Plan Transaction Documents, and any ancillary documents and that satisfy the applicable requirements of applicable state law and any other terms to which the applicable parties may agree; (ii) the execution, delivery, adoption, and/or amendment of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan, the Disclosure Statement, the Plan Transaction Documents, and any ancillary documents and having other terms for which the applicable parties may agree; (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, or conversion pursuant to applicable state law, including but not limited to the amended certificate of incorporation and by-laws; (iv) the cancellation of shares and warrants; and (v) all other actions that the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, determine to be necessary, desirable, or appropriate to implement, effectuate, and consummate the Plan or the restructuring transactions contemplated hereby, including making filings or recordings that may be required by applicable state law in connection with the restructuring transactions.

6.10 Rights Offerings. The Debtors and the Plan Sponsor shall implement and conduct the Rights Offerings in accordance with the Backstop Commitment Letter, the Rights Offering Procedures, and the Plan Sponsor Agreement. The Rights Offerings shall be open solely to Eligible Offerees who submit an Eligible Offeree Certification, vote to accept the Plan, and do not opt out of the releases contained in Article 10.5 of this Plan. The Rights Offerings shall consist of a distribution of subscription rights to participate in the Rights Offerings on a Pro Rata basis in proportion to the principal amount of Secured Notes Claims such Eligible Offeree (or, with respect to Eligible Affiliates, its affiliate) holds on the applicable record date. The Backstop Parties will backstop, in accordance with the Backstop Commitment Letter, up to $122.5 million of the Exit Notes Rights Offering and €50.0 million of the Euro Notes Rights Offering and shall receive incremental consideration of 5.0% of each Rights Offering amount to be paid-in-kind with additional New Quiksilver Common Stock as set forth in the Backstop Commitment Letter and in accordance with the New Quiksilver Common Stock Allocation.

6.11 Reserved.

6.12 New Corporate Governance Documents. The New Corporate Governance Documents shall be adopted and amended as may be required so that they are consistent with the provisions of this Plan and otherwise comply with section 1123(a)(6) the Bankruptcy Code. After the Effective Date, the Reorganized Debtors may amend and restate the New Corporate Governance Documents and other constituent documents as permitted by applicable state corporation law and their charters and bylaws.

6.13 Directors and Officers of the Reorganized Debtors. On the Effective Date, the term of the current members of the board of directors of Quiksilver shall expire, and the New Board, as determined by the Plan Sponsor, shall be appointed. On the Effective Date, the term of the current members of the boards of directors of the Subsidiary Debtors shall expire, and the New Subsidiary Debtor Boards as selected by the Plan Sponsor, shall be appointed. On and after the Effective Date, each director or officer of the Reorganized Debtors shall serve pursuant to the terms of the New Corporate Governance Documents and applicable state corporation law.

6.14 Corporate Action. Each of the matters provided for under this Plan involving the corporate structure of the Debtors or the Reorganized Debtors or corporate action to be taken by or required of the Debtors or the Reorganized Debtors shall, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized, approved, and to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, creditors, or directors of the Debtors or the Reorganized Debtors. Such actions may include (a) the adoption and filing of the New Corporate Governance Documents, (b) the appointment of the New Board and the New Subsidiary Debtor Boards, (c) the issuance and distribution of New Quiksilver Common Stock, and (d) entry into the Exit Facility.

6.15 Effectuating Documents; Further Transactions. On and after the Effective Date, the Reorganized Debtors, and the officers thereof and members of the New Board and the New Subsidiary Debtor Boards, shall be authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan, or to otherwise comply with applicable law, in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Plan.

6.16 Employment, Retirement, and Other Agreements and Employee Compensation Plans.

(a) Employment Agreements. The Debtors (with the consent of the Plan Sponsor) shall assume or reject employment, severance (change in control), retirement, indemnification or other agreement with their pre-Effective Date directors, officers, managing members and employees in accordance with the provisions of Article VII of this Plan. The Reorganized Debtors may enter into new employment arrangements and/or change in control agreements with the Debtors’ officers who continue to be employed after the Effective Date; provided, however, that to enter into or to obtain the benefits of any such employment agreement, such executive officer must contractually waive and release all pre-existing claims, including those arising from pre-existing employment, change in control or other employment-related agreements and/or benefits under certain pre-existing compensation and benefit arrangements. On the Effective Date, the Reorganized Debtors may adopt, approve, and authorize the new employment arrangement and/or change in control agreement with respect to such officers of the Reorganized Debtors without further action, order, or approval of the New Board or the New Subsidiary Debtor Boards.

(b) Other Incentive Plans and Employee Benefits. Unless otherwise specified in this Plan, and except in connection and not inconsistent with Article 6.16(a), on and after the Effective Date, the Reorganized Debtors shall have the sole discretion to (a) amend, adopt, assume, and/or honor, in the ordinary course of business or as otherwise provided herein, any contracts, agreements, policies, programs, and plans for, among other things, compensation, pursuant to the terms thereof or hereof, including any incentive plan, 401(k) plan, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation benefits, life insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of the Debtors who served in such capacity from and after the Petition Date, and (b) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date.

[After the Effective Date, subject to the Reorganized Debtors’ rights, if any, under applicable non-bankruptcy law, unless otherwise ordered by the Bankruptcy Court, the Reorganized Debtors shall continue to pay all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to Confirmation, for the duration of the period the Debtors has obligated themselves to provide such benefits.]

As soon as reasonably practicable after the Effective Date, the New Board shall adopt and implement the MIP.

6.17 Preservation Of Causes Of Action. In accordance with section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtors shall retain and may (but are not required to) enforce all rights to commence and pursue any and all Causes of Action that are not released pursuant to Article 10.4 of this Plan or an order of the Bankruptcy Court, whether arising before or after the Petition Date, including any actions or categories of actions specifically enumerated in a list of retained Causes of Action contained in the Plan Supplement, and such Causes of Action shall vest in the Reorganized Debtors as of the Effective Date. The Debtors or the Reorganized Debtors, in their sole and absolute discretion, shall determine whether to bring, settle, release, compromise, or enforce such Causes of Action (or decline to do any of the foregoing), and shall not be required to seek further approval of the Bankruptcy Court for such action. The Reorganized Debtors or any successors may pursue such litigation claims in accordance with the best interests of the Reorganized Debtors or any successor holding such rights of action. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in this Plan or an order of the Bankruptcy Court, the Reorganized Debtors expressly reserve all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of Confirmation or consummation of the Plan; provided, however, solely with respect to Avoidance Actions, only those Avoidance Actions specifically enumerated in a list of retained Causes of Action contained in the Plan Supplement shall vest in the Reorganized Debtors, and all other Avoidance Actions shall be waived and otherwise released.

6.18 Reservation of Rights. With respect to any Avoidance Actions that the Debtors abandon in accordance with Article 6.17 of this Plan, the Debtors and the Reorganized Debtors, as applicable, reserve all rights, including the right under section 502(d) of the Bankruptcy Code, with the consent of the Plan Sponsor, to use defensively the abandoned avoidance cause of action as a basis to object to all or any part of a claim against any Estates asserted by a creditor which remains in possession of, or otherwise obtains the benefit of, the avoidable transfer.

6.19 Exemption from Certain Transfer Taxes and Recording Fees. Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment to the fullest extent contemplated by section 1146(a) of the Bankruptcy Code, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

6.20 Insured Claims. Notwithstanding anything to the contrary contained herein, to the extent the Debtors have insurance with respect to any Allowed General Unsecured Claim, the Holder of such Allowed Claim shall (a) be paid any amount from the proceeds of insurance to the extent that the Claim is insured, and (b) receive the treatment provided for in this Plan for Allowed General Unsecured Claims to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Claim.

ARTICLE VII

UNEXPIRED LEASES AND EXECUTORY CONTRACTS

7.1 Rejection of Executory Contracts and Unexpired Leases.

(a) Automatic Rejection. Except as otherwise provided herein, each Executory Contract and Unexpired Lease shall be deemed automatically rejected pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless any such Executory Contract or Unexpired Lease: (i) is listed on the Schedule of Assumed Executory Contracts and Unexpired Leases contained in the Plan Supplement; (ii) has been previously assumed or rejected by the Debtors by Final Order of the Bankruptcy Court or has been assumed by the Debtors by order of the Bankruptcy Court as of the Effective Date, which order becomes a Final Order after the Effective Date; (iii) is the subject of a motion to assume or reject pending as of the Effective Date; or (iv) is otherwise assumed pursuant to the terms herein.

The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Counterparties to Executory Contracts or Unexpired Leases that are deemed rejected as of the Effective Date shall have the right to assert any Claim on account of the rejection of such Executory Contracts or Unexpired Leases subject to compliance with the requirements herein.

(b) Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases. Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors under such contracts or leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or the Reorganized Debtors, as applicable, from counterparties to rejected or repudiated Executory Contracts.

(c) Claims Procedures Related to Rejection of Executory Contracts or Unexpired Leases. Unless otherwise provided by a Bankruptcy Court order, any proofs of Claim asserting Claims arising from the rejection of the Executory Contracts and Unexpired Leases pursuant to the Plan or otherwise must be filed with the Claims and Solicitation Agent no later than 30 days after the later of the Effective Date or the effective date of rejection. Any proofs of Claim arising from the rejection of the Executory Contracts or Unexpired Leases that are not timely filed shall be disallowed automatically and forever barred, estopped, and enjoined from assertion and shall not be enforceable against the Debtors or the

Reorganized Debtors, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Executory Contracts and Unexpired Leases shall be classified as General Unsecured Claims.

(d) Reservation of Rights. Notwithstanding anything to the contrary herein, prior to the Effective Date, the Debtors, with the consent of the Plan Sponsor, may amend their decision with respect to the rejection of any Executory Contract or Unexpired Lease.

7.2 Assumption of Executory Contracts and Unexpired Leases.

(a) Assumption. Except as otherwise provided herein, each Executory Contract and Unexpired Lease listed on the Schedule of Assumed Executory Contracts and Unexpired Leases shall be assumed, or assumed and assigned, as applicable, and shall vest in and be fully enforceable by the Reorganized Debtors or its assignee in accordance with its terms, except as modified by the provisions of this Plan or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law. With respect to each such Executory Contract and Unexpired Lease listed on the Schedule of Assumed Executory Contracts and Unexpired Leases, the Debtors, with the consent of the Plan Sponsor, shall designate a proposed Cure, and the assumption of such Executory Contracts and Unexpired Leases may be conditioned upon the disposition of all issues with respect to such Cure.

The Confirmation Order will constitute an order of the Bankruptcy Court approving such assumptions pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. To the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan (including any “change of control” provision) restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the Reorganized Debtors’ assumption of such Executory Contract or Unexpired Lease, then such provision shall be deemed modified such that the transactions contemplated by the Plan will not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Each Executory Contract and Unexpired Lease assumed pursuant to this Article of the Plan will revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

(b) Modifications, Amendments, Supplements, Restatements, or Other Agreements. Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated pursuant hereunder.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Case shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

(c) Proofs of Claim Based on Executory Contracts or Unexpired Leases that Have Been Assumed. Any and all proofs of Claims based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including hereunder, except proofs of Claims asserting Cure amounts, pursuant to the order approving such assumption, including the Confirmation Order, shall be deemed disallowed and expunged from the claims register as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court.

(d) Cure Procedures and Payments Related to Assumption of Executory Contracts and Unexpired Leases. With respect to each of the Executory Contracts or Unexpired Leases assumed hereunder, the Debtors shall designate a proposed Cure, and the assumption of such Executory Contract or Unexpired Lease shall be conditioned upon the disposition of all issues with respect to Cure. Except as otherwise set forth on the Schedule of Assumed Executory Contracts and Unexpired Leases With Non-$0 Cure in the Plan Supplement, the Cure Amount with respect to each of the Executory Contracts or Unexpired Leases assumed hereunder is designated by the Debtors as zero dollars ($0), subject to the determination of a different Cure Amount pursuant to the procedures set forth herein and in the Cure Notices. Except with respect to Executory Contracts and Unexpired Leases for which the Cure is $0, the Cure shall be satisfied by the Reorganized Debtors or their assignee, if any, by payment of the Cure in Cash within 30 days following the occurrence of the Effective Date or as soon as reasonably practicable thereafter, or on such other terms as may be ordered by the Bankruptcy Court or agreed upon by the parties to the applicable Executory Contract or Unexpired Lease without any further notice to or action, order, or approval of the Bankruptcy Court.

Any provisions or terms of the Executory Contracts or Unexpired Leases to be assumed pursuant to the Plan that are, or may be, alleged to be in default, shall be satisfied solely by Cure, or by an agreed-upon waiver of Cure. If there is a dispute regarding such Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. The Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, reserve the right either to reject or nullify the assumption of any Executory Contract or Unexpired Lease after a Final Order determining the Cure or any request for adequate assurance of future performance required to assume such Executory Contract or Unexpired Lease is made.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cures, Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.

(e) Cure Notices. No later than 14 days before the Confirmation Hearing, the Debtors shall serve upon counterparties to such Executory Contracts and Unexpired Leases a Cure Notice, which shall be in form and substance acceptable to the Plan Sponsor, that will (i) notify the counterparty of the proposed assumption, (ii) list the applicable Cure, if any, set forth on the Schedule of Assumed Executory Contracts and Unexpired Leases, (iii) describe the procedures for filing objections to the proposed assumption or assumption and assignment of the applicable Executory Contract or Unexpired Lease, (iv) describe the procedures for filing objections to the proposed Cure of the applicable Executory Contract or Unexpired Lease, and (v) explain the process by which related disputes will be resolved by the Bankruptcy Court. If no objection is timely received, (x) the non-Debtor party to the Assumed Contract shall be deemed to have consented to the assumption of the applicable Executory Contract or Unexpired Lease and shall be forever barred from asserting any objection with regard to such assumption, and (y) the proposed Cure shall be controlling, notwithstanding anything to the contrary in any applicable Executory Contract or Unexpired Lease or other document as of the date of the filing of the Plan, and the non-Debtor party to an applicable Executory Contract or Unexpired Lease shall be deemed to have consented to the Cure Amount and shall be forever barred from asserting, collecting, or seeking to collect any additional amounts relating thereto against the Debtors or the Reorganized Debtors, or the property of any of them. For the avoidance of doubt, all proposed Cures shall be acceptable to the Plan Sponsor.

(f) Cure Objections. If a proper and timely objection to the Cure Notice or proposed Cure was filed by the Cure Objection Deadline, the Cure shall be equal to (i) the amount agreed to between the Debtors, with the consent of the Plan Sponsor, or Reorganized Debtors, as applicable, and the applicable counterparty, or, (ii) to the extent the Debtors or Reorganized Debtors and counterparty do not reach an agreement regarding any Cure or any other matter related to assumption, the Bankruptcy Court shall determine the Allowed amount of such Cure and any related issues. Objections, if any, to the proposed assumption and/or Cure must be in writing, filed with the Bankruptcy Court and served in hard-copy form on the parties identified in the Cure Notice so that they are actually received by the Cure Objection Deadline.

(g) Hearing with Respect to Objections. If an objection to the proposed assumption and/or to the Cure is timely filed and received in accordance with the procedures set forth in Article 7.2(d), and the parties do not reach a consensual resolution of such objection, a hearing with respect to such objection shall be held at such time scheduled by the Bankruptcy Court or the Debtors or Reorganized Debtors. Objections to the proposed Cure or assumption of an Executory Contract or Unexpired Lease will not be treated as objections to Confirmation of the Plan.

(h) Reservation of Rights. Notwithstanding anything to the contrary herein, prior to the Effective Date, the Debtors, with the consent of the Plan Sponsor, may amend their decision with respect to the assumption of any Executory Contract or Unexpired Lease and provide a new notice amending the information provided in the applicable notice. In the case of an Executory Contract or Unexpired Lease designated for assumption that is the subject of a

Cure Objection which has not been resolved prior to the Effective Date, the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, may designate such Executory Contract or Unexpired Lease for rejection at any time prior to the payment of the Cure.

7.3 Insurance Policies.

(a) Notwithstanding anything to the contrary in the Disclosure Statement, the Plan, the Plan Documents, the Plan Supplement, the Confirmation Order, any other document related to any of the foregoing or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening or grants an injunction or release, including, but not limited to, the injunctions set forth in Article 10.7 of the Plan): (a) on the Effective Date, the Reorganized Debtors shall assume all insurance policies, as amended or modified, issued at any time to the Debtors, their affiliates or predecessors of any of the foregoing and all agreements related thereto, as amended or modified (collectively, the “Insurance Contracts”); (b) nothing in the Disclosure Statement, the Plan, the Plan Documents, the Plan Supplement or the Confirmation Order alters, modifies or otherwise amends the terms and conditions of (or the coverage provided by) any of the Insurance Contracts, except that as of the Effective Date, the Reorganized Debtors shall become and remain liable for all of the Debtors’ obligations and liabilities thereunder regardless of whether such obligations and liabilities arise before or after the Effective Date, provided, however that the Debtors or Reorganized Debtors, as applicable, shall retain the right to challenge any amounts owed under the Insurance Contracts in accordance with their terms, and the rights and obligations of the parties under the Insurance Contracts, whether or not such Insurance Contracts are executory or were in effect before or after the Petition Date, shall remain fully enforceable by the parties after the Effective Date of this Plan; (c) nothing in the Disclosure Statement, the Plan, the Plan Documents, Plan Supplement, the Confirmation Order, any prepetition or administrative claim bar date order (or notice) or claim objection order alters or modifies the duty, if any, that the insurers and/or third party administrators have to pay claims covered by the Insurance Contracts and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor in accordance with the terms of the Insurance Contracts; (d) insurers and third party administrators shall not need to nor be required to file or serve a Cure Dispute or a request, application, claim, proof of claim or motion for payment and shall not be subject to any Bar Date or similar deadline governing Cure Amounts or Claims; and (e) the automatic stay of Bankruptcy Code section 362(a) and the injunctions set forth in Article 10.7 of the Plan, if and to the extent applicable, shall be deemed lifted without further order of the Bankruptcy Court, solely to permit: (A) claimants with valid claims covered by any of the Insurance Contracts (“Insured Claims”) to proceed with their claims; (B) insurers and/or third party administrators to administer, handle, defend, settle, and/or pay, in the ordinary course of business and subject to the terms of the Insurance Contracts, without further order of the Bankruptcy Court, (i) all Insured Claims, and (ii) all costs in relation to each of the foregoing; (C) the insurers and/or third party administrators to draw against any or all of any collateral or security provided by or on behalf of the Debtors (or the Reorganized Debtors, as applicable) at any time and to hold the proceeds thereof as security for the obligations of the Debtors (and the Reorganized Debtors, as applicable) to the applicable insurers and/or third party administrators and/or apply such proceeds to the obligations of the Debtors (and the Reorganized Debtors, as applicable) in accordance with the terms of the

Insurance Contracts, and (D) the insurers and/or third party administrators to (i) cancel any policies under the Insurance Contracts, and (ii) take other actions relating thereto, to the extent permissible under applicable non-bankruptcy law, each in accordance with the terms of the Insurance Contracts.

(b) The Debtors or the Reorganized Debtors, as the case may be, shall maintain D&O Insurance providing coverage for those indemnitees currently covered by such policies for the remaining term of such policy and shall maintain runoff policies or tail coverage under policies in existence as of the Effective Date for a period of six years after the Effective Date, to the fullest extent permitted by such provisions, in each case insuring such parties in respect of any claims, demands, suits, Causes of Action, or proceedings against such indemnitees based upon any act or omission related to such indemnitee’s service with, for, or on behalf of the Debtors in at least the scope and amount as currently maintained by the Debtors.

7.4 Contracts and Leases Entered into After the Petition Date. Contracts and leases entered into after the Petition Date by the Debtors, and any Executory Contracts and Unexpired Leases assumed by the Debtors, may be performed by the Reorganized Debtors in the ordinary course of business and in accordance with the terms thereof.

7.5 General Reservation of Rights. Neither the exclusion nor inclusion of any contract or lease on the Schedule of Rejected Contracts and Unexpired Leases, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that the Reorganized Debtors, or any of their Affiliates, has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE VIII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

8.1 Determination Of Claims and Interests. After the Effective Date, the Reorganized Debtors shall have and retain any and all rights and defenses the Debtors had with respect to any Claim or Interest immediately prior to the Effective Date, including the Causes of Action retained pursuant to Article 6.17, except with respect to any Claim or Interest deemed Allowed under the Plan.

Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim or Interest shall become an Allowed Claim or Interest unless and until such Claim or Interest is deemed Allowed or the Bankruptcy Court has entered a Final Order, including the Confirmation Order, in the Chapter 11 Cases allowing such Claim or Interest. All settled Claims approved prior to the Effective Date pursuant to a Final Order of the Bankruptcy Court, pursuant to Bankruptcy Rule 9019 or otherwise shall be binding on all parties. For the avoidance of doubt, any Claim determined and liquidated pursuant to (a) an order of the Bankruptcy Court or (b) applicable non-bankruptcy law

(which determination has not been stayed, reversed, or amended and as to which determination or any revision, modification, or amendment thereof as to which the time to appeal or seek review or rehearing has expired and no appeal or petition for review or rehearing was filed or, if filed, remains pending) shall be deemed an Allowed Claim in such liquidated amount and satisfied in accordance with this Plan.

Nothing contained in this Article 8.1 shall constitute or be deemed a waiver of any claim, right, or Cause of Action that the Debtors or the Reorganized Debtors may have against any Entity in connection with or arising out of any Claim, including any rights under section 157(b) of title 28 of the United States Code.

8.2 Claims Administration Responsibility. Except as otherwise specifically provided for in the Plan, after the Effective Date, the Reorganized Debtors shall retain responsibility for (a) administering, disputing, objecting to, compromising, or otherwise resolving all Claims against, and Interests in, the Debtors, including (i) filing, withdrawing, or litigating to judgment objections to Claims or Interests, (ii) settling or compromising any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court, and (iii) administering and adjusting the claims register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court, and (b) making distributions (if any) with respect to all Claims and Interests.

8.3 Objections to Claims. Unless otherwise extended by the Bankruptcy Court, any objections to Claims (other than Administrative Claims) shall be served and filed on or before the Claims Objection Deadline (or such later date as may be established by the Bankruptcy Court upon request of the Reorganized Debtors without further notice to parties-in-interest). Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the Holder of the Claim if the Debtors or the Reorganized Debtors effect service in any of the following manners: (a) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, (b) to the extent counsel for a Holder of a Claim or Interest is unknown, by first class mail, postage prepaid, on the signatory on the proof of Claim or other representative identified on the proof of Claim or any attachment thereto (or at the last known addresses of such Holders of Claims if no proof of Claim is filed or if the Debtors have been notified in writing of a change of address), or (c) by first class mail, postage prepaid, on any counsel that has appeared on behalf of the Holder of the Claim in the Chapter 11 Cases and has not withdrawn such appearance.

8.4 Disallowance of Claims. EXCEPT AS OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE DEADLINE FOR FILING SUCH PROOFS OF CLAIM SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO, OR ACTION, ORDER, OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS SUCH LATE PROOF OF CLAIM IS DEEMED TIMELY FILED BY A FINAL ORDER OF THE BANKRUPTCY COURT.

Nothing herein shall in any way alter, impair, or abridge the legal effect of the Bar Date Order, or the rights of the Debtors, the Plan Sponsor, the Reorganized Debtors, the Creditors’

Committee before the Effective Date, or other parties-in-interest to object to Claims on the grounds that they are time barred or otherwise subject to disallowance or modification. Nothing in this Plan shall preclude amendments to timely filed proofs of Claim to the extent permitted by applicable law.

All Claims of any Entity from which property is sought by the Debtors under section 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

8.5 Estimation of Claims. Before or after the Effective Date, the Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate a Disputed Claim pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Disputed Claim, including during the litigation of any objection to any Disputed Claim or during the pendency of any appeal relating to such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), without prejudice to the Holder of such Claim’s right to request that estimation should be for the purpose of determining the Allowed amount of such Claim, and the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Disputed Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Plan or the Bankruptcy Court.

8.6 No Interest on Disputed Claims. Unless otherwise specifically provided for in this Plan or as otherwise required by section 506(b) of the Bankruptcy Code, postpetition interest shall not accrue or be paid on Claims or Interests, and no Holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any Claim or Interest. Additionally, and without limiting the foregoing, unless otherwise specifically provided for in this Plan or as otherwise required by section 506(b) of the Bankruptcy Code, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made, when and if such Disputed Claim becomes an Allowed Claim.

8.7 Amendments to Claims. On or after the Effective Date, except as otherwise provided herein, a Claim may not be filed or amended without the authorization of the Bankruptcy Court or the Reorganized Debtors, and, to the extent such authorization is not received, any such new or amended Claim filed shall be deemed Disallowed in full and expunged without any further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE IX

PROVISIONS GOVERNING DISTRIBUTIONS

9.1 Time of Distributions. Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under this Plan shall be made on the later of (a) Initial Distribution Date or (b) on the first Periodic Distribution Date occurring after the later of, (i) 30 days after the date when a Claim is Allowed or (ii) 30 days after the date when a Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the Holder of such Claim; provided, however, that the Reorganized Debtors may, in their sole discretion, make one-time distributions on a date that is not a Periodic Distribution Date.

9.2 Currency. Except as otherwise Provided in the Plan or Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate as of Effective Date at 4:00 p.m. prevailing Eastern Time, mid-range spot rate of exchange for the applicable currency as published in the next The Wall Street Journal, National Edition following the Effective Date.

9.3 Distribution Agent. Except as otherwise provided herein, all distributions under the Plan shall be made by the Reorganized Debtors as Distribution Agent, or by such other Entity designated by the Reorganized Debtors as a Distribution Agent on the Effective Date. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of the Reorganized Debtors’ duties as Distribution Agent unless otherwise ordered by the Bankruptcy Court. The Distribution Agent shall be empowered to (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof. If the Distribution Agent is an entity other than the Reorganized Debtors, such entity shall be paid its reasonable fees and expenses, including the reasonable fees and expenses of its attorneys or other professionals.

9.4 Distribution on Account of Claims Administered by Servicers: Delivery of Distributions to Servicers. In the case of Holders of Claims whose Claims are governed by an agreement and administered by a Servicer, the respective Servicer shall be deemed to be the Holder of such Claims for purposes of distributions to be made hereunder. The Distribution Agent shall make all distributions on account of such Claims to the Servicers or as directed by the Servicers, in the Servicers’ sole discretion. The Servicers shall hold or direct such distributions for the benefit of Holders of such Allowed Claims, as applicable; provided, however, the Servicer shall retain all rights under its respective agreement in connection with delivery of distributions to Claim Holders; and provided further, however, that the Debtors’ and the Reorganized Debtors’ obligations to make distributions in pursuant to this Plan shall be deemed satisfied upon delivery of distributions to each Servicer or the entity or entities designated by the Servicers.

9.5 Distributions on Account of Claims Allowed After the Effective Date.

(a) No Distributions Pending Allowance. No payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order of the Bankruptcy Court, and the Disputed Claim has become an Allowed Claim.

(b) Special Rules for Distributions to Holders of Disputed Claims. Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order. All distributions made pursuant to the Plan on account of a Disputed Claim that is later deemed an Allowed Claim by the Bankruptcy Court shall be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to Holders of Allowed Claims included in the applicable Class; provided, however, that no interest shall be paid on account to such Allowed Claims unless required under applicable bankruptcy law.

9.6 Delivery Of Distributions.

(a) Record Date for Distributions. On the Distribution Record Date, the claims register shall be closed and the Distribution Agent shall be authorized and entitled to recognize only those record Holders listed on the claims register as of the close of business on the Distribution Record Date. Notwithstanding the foregoing, if a Claim or Interest is transferred less than 20 days before the Distribution Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

(b) Cash Distributions. Distributions of Cash may be made either by check drawn on a domestic bank or wire transfer from a domestic bank, at the option of the Reorganized Debtors, except that Cash payments made to foreign creditors may be made in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

(c) Address for Distributions. Distributions to Holders of Allowed Claims shall be made by the Distribution Agent or the appropriate Servicer (i) at the addresses set forth on the proofs of Claim filed by such Holders of Claims (or at the last known addresses of such Holders of Claims if no proof of Claim is filed or if the Debtors or the Distribution Agent have been notified in writing of a change of address), (ii) at the addresses set forth in any written notices of address changes delivered to the Distribution Agent after the date of any related proof of Claim, (iii) at the addresses reflected in the Schedules if no proof of Claim has been filed and the Distribution Agent has not received a written notice of a change of address, or (iv) in the case of a Holder of a Claim whose Claim is governed by an agreement and administered by a Servicer, at the addresses contained in the official records of such Servicer. The Debtors, the Reorganized Debtors, and the Distribution Agent shall not incur any liability whatsoever on account of any distributions under the Plan.

(d) Undeliverable Distributions. If any distribution to a Holder of a Claim is returned as undeliverable, no further distributions to such Holder of such Claim shall be made unless and until the Distribution Agent or the appropriate Servicer is notified of then-current address of such Holder of the Claim, at which time all missed distributions shall be made to such Holder of the Claim without interest, dividends, or accruals of any kind on the next Periodic Distribution Date. Amounts in respect of undeliverable distributions shall be returned to the Reorganized Debtors until such distributions are claimed.

(e) Reversion. Any distribution under the Plan that is an Unclaimed Distribution for a period of six months after such distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revert to and vest in the Reorganized Debtors free of any restrictions thereon, and to the extent such Unclaimed Distribution is New Quiksilver Common Stock, shall be deemed cancelled. Upon vesting, the Claim of any Holder or successor to such Holder with respect to such property shall be cancelled, discharged and forever barred, notwithstanding federal or state escheat, abandoned, or unclaimed property laws to the contrary. The provisions of the Plan regarding undeliverable distributions and Unclaimed Distributions shall apply with equal force to distributions that are issued by the Reorganized Debtors or the Distribution Agent made pursuant to any indenture or Certificate (but only with respect to the initial distribution by the Servicer to Holders that are entitled to be recognized under the relevant indenture or Certificate and not with respect to Entities to whom those recognized Holders distribute), notwithstanding any provision in such indenture or Certificate to the contrary and notwithstanding any otherwise applicable federal or state escheat, abandoned, or unclaimed property law.

(f) De Minimis Distributions. Notwithstanding any other provision of the Plan to the contrary, the Reorganized Debtors, the Distribution Agent, and any Servicer shall not be required to make a distribution on account of an Allowed Claim if (i) the aggregate amount of all distributions authorized to be made on the Periodic Distribution Date in question is or has a value less than $100,000; provided that the Reorganized Debtors shall make, or cause to be made, a distribution on a Periodic Distribution Date of less than $100,000 if the Reorganized Debtors expect that such Periodic Distribution Date shall be the final Periodic Distribution Date; or (ii) the amount to be distributed to the specific Holder of the Allowed Claim on the particular Periodic Distribution Date does not both (x) constitute a final distribution to such Holder and (y) have a value of at least $50.00.

(g) Fractional Distributions. Notwithstanding any other provision of the Plan to the contrary, the Reorganized Debtors, the Distribution Agent, and any Servicer shall not be required to make partial distributions or distributions of fractional shares of New Quiksilver Common Stock or distributions or payments of fractions of dollars. Whenever any payment or distribution of a fractional share of New Quiksilver Common Stock under the Plan would otherwise be called for, such fraction shall be deemed zero. Whenever any payment of Cash of a fraction of a dollar pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

9.7 Accrual of Dividends and Other Rights. For purposes of determining the accrual of dividends or other rights after the Effective Date, New Quiksilver Common Stock shall be deemed distributed as of the Effective Date regardless of the date on which it is actually issued, dated, authenticated, or distributed; provided, however, the Reorganized Debtors shall not pay any such dividends or distribute such other rights, if any, until after distributions of New Quiksilver Common Stock actually take place.

9.8 Surrender of Securities or Instruments. As soon as practicable after the Effective Date, each Secured Noteholder and Unsecured Noteholder shall surrender its note(s) to the relevant Indenture Trustee, or in the event such note(s) are held in the name of, or by a nominee of, the DTC, the Reorganized Debtors shall seek the cooperation of the DTC to provide appropriate instructions to the Indenture Trustees. No distributions under the Plan shall be made for or on behalf of such Holder unless and until such note(s) is received by the applicable Indenture Trustee or the loss, theft or destruction of such note(s) is established to the reasonable satisfaction of the applicable Indenture Trustee, which satisfaction may require such Holder to submit (a) a lost instrument affidavit and (b) an indemnity bond holding the Debtors, the Reorganized Debtors, and the applicable Indenture Trustee, harmless in respect of such note and distributions made thereof. Upon compliance with this Article 9.8 by a Secured Noteholder or Unsecured Noteholder, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such Claim. Any Holder that fails to surrender such Secured Note or Unsecured Note or satisfactorily explain its non-availability to the applicable Indenture Trustee within one (1) year of the Effective Date shall be deemed to have no further Claim against the Debtors, the Reorganized Debtors (or their property), or the Indenture Trustees in respect of such Claim and shall not participate in any distribution under the Plan. All property in respect of such forfeited distributions, including interest thereon, shall be promptly returned to the Reorganized Debtors by the applicable Indenture Trustee, and any such security shall be cancelled. Notwithstanding the foregoing, if the record Holder of a Secured Notes Claim or an Unsecured Notes Claim is the DTC or its nominee or such other securities depository or custodian thereof, or if a Secured Notes Claim or Unsecured Notes Claim is held in book-entry or electronic form pursuant to a global security held by the DTC or such other securities depository or custodian thereof, then the beneficial Holder of such an Allowed Secured Notes Claim or Allowed Unsecured Notes Claim shall be deemed to have surrendered such Holder’s security, note, debenture or other evidence of indebtedness upon surrender of such global security by the DTC or such other securities depository or custodian thereof.

9.9 Compliance Matters. In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

9.10 Claims Paid or Payable by Third Parties.

(a) Claims Paid by Third Parties. The Claims and Solicitation Agent shall reduce in full a Claim to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not the Debtors or the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not the Debtors or the Reorganized Debtors on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution under the Plan to the Reorganized Debtors, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

(b) Claims Payable by Insurance Carriers. No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agree to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the claims register by the Claims and Solicitation Agent without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c) Applicability of Insurance Policies. Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

9.11 Setoffs. Except as otherwise expressly provided for in the Plan and except with respect to any DIP Claims, Secured Notes Claim, Unsecured Notes Claim, and any distribution on account thereof, the Reorganized Debtors pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any Claims, rights, and Causes of Action of any nature that the Debtors or the Reorganized Debtors, as applicable, may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by the Reorganized Debtors of any such Claims, rights, and Causes of Action that the Reorganized Debtors may possess against such Holder. In no event shall any Holder of

Claims be entitled to set off any Claim against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 or otherwise.

9.12 Recoupment. In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

9.13 Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under this Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for federal income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

ARTICLE X

EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

10.1 Vesting of Assets. Except as otherwise explicitly provided in this Plan, on the Effective Date, all property comprising the Estate (including Causes of Action, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall vest in the Reorganized Debtors which, as Debtors, owned such property or interest in property as of the Effective Date, free and clear of all Claims, Liens, charges, encumbrances, rights, and Interests; provided, however, that any property held by any of the inactive Debtors dissolved pursuant to Article 6.8(c) shall vest in Reorganized Quiksilver. As of and following the Effective Date, the Reorganized Debtors may operate their business and use, acquire, and dispose of property and settle and compromise Claims, Interests, or Causes of Action without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan or the Confirmation Order.

10.2 Discharge of the Debtors. Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in this Plan or the Confirmation Order, and effective as of the Effective Date: (a) the distributions and rights that are provided in this Plan, if any, and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Causes of Action, whether known or unknown, including any interest accrued on such Claims from and after the Petition Date, against, liabilities of, Liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, rights, and Interests, including, but not limited to, Claims and Interests that arose before the Effective Date and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (i) a proof of Claim or interest based upon such Claim, debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) a Claim or Interest based upon such Claim, debt, right, or Interest is allowed under section 502 of the Bankruptcy Code, or (iii) the Holder of such a Claim, right, or Interest accepted this Plan; (b) the Plan shall bind all Holders of Claims and Interests notwithstanding whether any such Holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all Entities shall be precluded from asserting against the Debtors, the Estates, the Reorganized Debtors, their successors and assigns, and their assets and properties any other Claims or Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims against and Interests in the Debtors, subject to the occurrence of the Effective Date.

10.3 Compromises and Settlements. This Plan is intended to incorporate the agreements reached in the Plan Sponsor Agreement. Pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle various (a) Claims or Interests and (b) Causes of Action that the Debtors have against other Entities up to the Effective Date. After the Effective Date, any such right shall pass to the Reorganized Debtors as contemplated in Article 10.1 of this Plan, without the need for further approval of the Bankruptcy Court. Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan or any distribution to be made on account of an Allowed Claim, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests, and is fair, equitable, and reasonable.

10.4 Release by Debtors. Pursuant to section 1123(b) of the Bankruptcy Code, as of the Effective Date, the Debtors and their Estates, the Reorganized Debtors, and each of their respective current and former Affiliates shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived and discharged the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the DIP Facilities, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, provided under any applicable law, rule, or regulation, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the DIP Credit Agreements, Plan, the Disclosure Statement, the Plan Sponsor Agreement, the Backstop Commitment Letter, the Plan Supplement, the Rights Offerings, the Euro Notes Exchange Offer, the Exit Facility, any other Plan Transaction Document, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. For the avoidance of doubt, nothing in this paragraph shall in any way affect the operation of Article 10.2 of the Plan, pursuant to section 1141(d) of the Bankruptcy Code.

10.5 Release by Holders of Claims and Interests. As of the Effective Date, the Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived and discharged the Debtors, the Reorganized Debtors, their Estates, non-Debtor Affiliates, and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the DIP Facilities, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors provided under any applicable law, rule, or regulation, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the DIP Credit Agreements, the Plan, the Disclosure Statement, the Plan Sponsor Agreement, the Backstop Commitment Letter, the Plan Supplement, the Rights Offerings, the Euro Notes Exchange Offer, the Exit Facility, any other Plan Transaction Document, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

For the avoidance of doubt, except as expressly provided herein, nothing in this Article 10.5 shall in any way affect the operation of Article 10.2 of the Plan, pursuant to section 1141(d) of the Bankruptcy Code.

10.6 Exculpation and Limitation of Liability. The Exculpated Parties shall neither have, nor incur any liability to any Entity for any Exculpated Claim; provided, however, that the foregoing “exculpation” shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct.

The Exculpated Parties have, and upon Confirmation shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including with regard to the distributions of the New Quiksilver Common Stock pursuant to the Plan and, therefore, are not and shall not be liable at any time for the violations of any applicable, law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

10.7 Indemnification Obligations. From and after the Effective Date, the Reorganized Debtors will indemnify each Indemnitee to the same extent of any Indemnification Obligation in effect immediately prior to the Effective Date. The Reorganized Debtors’ indemnification obligation shall remain in full force and effect, shall not be modified, reduced, discharged, impaired, or otherwise affected in any way. The treatment of Indemnification Obligations in this Article 10.7 shall be in complete satisfaction, discharge, and release of any Claim on account of such Indemnification Obligation of the Debtors, except that any Indemnitee may assert a Claim in the Chapter 11 Cases for any Prepetition Indemnification Obligation that is not satisfied because of the limitation contained in the prior sentence.

10.8 Injunction. The satisfaction, release, and discharge pursuant to this Article X shall act as an injunction, from and after the Effective Date, against any Entity (a) commencing or continuing in any manner or in any place, any action, employment of process, or other proceeding; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting, or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtors, except as set forth in Article 9.11 or 9.12 of the Plan, in each case with respect to any Claim, Interest, or Cause of Action satisfied, released or to be released, exculpated or to be exculpated, or discharged under this Plan or pursuant to the Confirmation Order and to the fullest extent authorized or provided by the Bankruptcy Code, including to the extent provided for or authorized by sections 524 and 1141 thereof; provided, however, that nothing contained herein shall preclude such Entities from exercising their rights pursuant to and consistent with the terms of this Plan or the Confirmation Order.

10.9 Subordination Rights.

(a) Except as otherwise provided in the Plan, the allowance, classification and treatment of all Allowed Claims and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. All Claims and all rights and claims between or among Holders of Claims relating in any manner whatsoever to distributions on account of Claims or Interests, based upon any claimed subordination rights, whether asserted or unasserted, legal or equitable, shall be deemed satisfied by the distributions under the Plan to Holders of Claims having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date. Except as otherwise specifically provided for in the Plan, distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any Holder of a Claim by reason of any subordination rights or otherwise, so that each Holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.

(b) Except as otherwise provided in the Plan, the right of the Debtors or the Reorganized Debtors to seek subordination of any Claim or Interest pursuant to section 510 of the Bankruptcy Code is fully reserved, and the treatment afforded any Claim or Interest that becomes a subordinated Claim or Interest at any time shall be modified to reflect such subordination. Unless the Plan or the Confirmation Order otherwise provide, no distributions shall be made on account of a Claim subordinated pursuant to this Article 10.10(b) unless ordered by the Bankruptcy Court.

10.10 Protection Against Discriminatory Treatment. Consistent with section 525 of the Bankruptcy Code and paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another entity with whom the Reorganized Debtors have been associated, solely because the Debtors have been debtors under chapter 11, have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or have not paid a debt that is dischargeable in the Chapter 11 Cases.

10.11 Release of Liens. Except as otherwise provided in the Plan, including Articles 4.2 and 4.3, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Notwithstanding the above, nothing in this Plan or the Confirmation Order shall release any deed restriction, easements, or institutional control that runs with the land under environmental law.

10.12 Reimbursement or Contribution. If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever Disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (1) such Claim has been adjudicated as noncontingent or (2) the relevant Holder of a Claim has filed a noncontingent proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

ARTICLE XI

CONDITIONS PRECEDENT

11.1 Conditions to the Effective Date of the Plan. The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article 11.2 of this Plan, and each of which must be acceptable to the Plan Sponsor:

(a) the Plan and Plan Transaction Documents shall be in a form and substance consistent in all material respects with the Plan Sponsor Agreement;

(b) the Bankruptcy Court shall have entered the Disclosure Statement Order, and such order shall be a Final Order;

(c) the Bankruptcy Court shall have entered the Confirmation Order in form and substance consistent in all material respects with the Plan Sponsor Agreement, and such order shall be a Final Order;

(d) the Bankruptcy Court shall have entered the Plan Sponsor Agreement Approval Order and the Plan Sponsor Agreement shall not have been terminated by any of the parties thereto, and no defaults or termination events thereunder shall exist;

(e) the Bankruptcy Court shall have entered the Backstop and Rights Offering Procedures Approval Order;

(f) the Rights Offerings shall have been consummated in all material respects in accordance with the Backstop and Rights Offering Procedures Approval Order and the Backstop Commitment Letter, and no defaults or termination events thereunder shall exist;

(g) the Backstop Commitment Letter shall not have been terminated pursuant to its terms;

(h) Quiksilver (i) shall have obtained the Exit Facility, (ii) shall have executed and delivered the documentation governing the Exit Facility, which Exit Facility shall close substantially contemporaneously with the Effective Date, and (iii) all conditions to effectiveness of the Exit Facility (other than any required receipt of equity funding) shall have been satisfied or waived (or will be satisfied and waived substantially concurrently with the occurrence of the Effective Date);

(i) the Debtors shall have commenced the Euro Notes Exchange Offer at a time, in a manner, and on terms acceptable to the Plan Sponsor;

(j) the New Corporate Governance Documents shall have been adopted and (where required by applicable law) filed with the applicable authorities of the relevant jurisdictions of organization and shall have become effective in accordance with such jurisdiction’s corporation or limited liability company laws;

(k) all authorizations, consents, certifications, approvals, rulings, no action letters, opinions or other documents or actions required by any law, regulation or order to be received or to occur in order to implement the Plan on the Effective Date shall have been obtained or shall have occurred unless failure to do so will not have a material adverse effect on the Reorganized Debtors;

(l) all statutory fees and obligations then due and payable to the Office of the United States Trustee shall have been paid and satisfied in full; and

(m) all fees and expenses of the Plan Sponsor, the DIP Term Loan Lenders, and the DIP Term Loan Agent, including the fees and expenses of counsel, local counsel, and financial advisor to the Plan Sponsor, the DIP Term Loan Lenders, and the DIP Term Loan Agent, shall have been paid in full in Cash.

11.2 Waiver of Conditions Precedent. The conditions set forth in Article 11.1 of this Plan may be waived, in whole or in part, by the Debtors and the Plan Sponsor, in each such party’s respective sole discretion, without any notice to any other parties-in-interest or the Bankruptcy Court and without a hearing; provided, however, that only the Plan Sponsor (and not the Debtors) shall have the right to waive those conditions set forth in subparts (h) and (l) of Article 11.1 of this Plan.

11.3 Notice of Effective Date. The Reorganized Debtors shall file with the Bankruptcy Court a notice of the occurrence of the Effective Date within a reasonable period of time after the conditions in Article 11.1 of this Plan have been satisfied or waived pursuant to Article 11.2 of this Plan.

11.4 Effect of Non-Occurrence of Conditions to Consummation. If prior to consummation of the Plan, the Confirmation Order is vacated pursuant to a Final Order, then except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, and nothing contained in the Plan or Disclosure Statement shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action, (b) prejudice in any manner the rights of the Debtors or any other Entity, or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by the Debtors or any other Entity.

ARTICLE XII

RETENTION OF JURISDICTION

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including jurisdiction to:

(a) resolve any matters related to Executory Contracts and Unexpired Leases, including: (i) the assumption, assumption and assignment, or rejection of Executory Contracts or Unexpired Leases to which the Debtors are a party or with respect to which the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid; (ii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (iii) the Reorganized

Debtors’ amendment, modification, or supplement after the Effective Date, pursuant to Article VII of the Plan, of the lists of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (iv) any dispute regarding whether a contract or lease is or was executory or expired;

(b) adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases, this Plan, or that were the subject of proceedings before the Bankruptcy Court, prior to the Effective Date, proceedings to adjudicate the allowance of Disputed Claims and Disputed Interests, and all controversies and issues arising from or relating to any of the foregoing;

(c) ensure that distributions to Holders of Allowed Claims are accomplished as provided herein and adjudicate any and all disputes arising from or relating to distributions under the Plan;

(d) allow in whole or in part, disallow in whole or in part, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including hearing and determining any and all objections to the allowance or estimation of Claims or Interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and the resolution of request for payment of any Administrative Claim;

(e) hear and determine or resolve any and all matters related to Causes of Action;

(f) enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, and/or vacated;

(g) issue and implement orders in aid of execution, implementation, or consummation of this Plan;

(h) consider any modifications of this Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

(i) hear and determine all applications for allowance of compensation and reimbursement of Professional Claims under this Plan or under sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code;

(j) determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation and reimbursement of expenses of parties entitled thereto;

(k) adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(l) hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with this Plan and disputes arising in connection with any Entity’s obligations incurred in connection with the Plan;

(m) hear and determine all suits or adversary proceedings to recover assets of the Debtors and property of their Estates, wherever located;

(n) hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o) resolve any matters relating to the pre- and post-confirmation sales of the Debtors’ assets;

(p) grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

(q) hear any other matter not inconsistent with the Bankruptcy Code;

(r) hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge;

(s) enter a Final Decree closing the Chapter 11 Cases;

(t) enforce all orders previously entered by the Bankruptcy Court;

(u) hear and determine all matters relating to any Section 510(b) Claim; and

(v) hear and determine all matters arising in connection with the interpretation, implementation, or enforcement of the Backstop Commitment Letter.

From the Confirmation Date through the Effective Date, the Bankruptcy Court shall retain jurisdiction with respect to each of the foregoing items and all other matters that were subject to its jurisdiction prior to the Confirmation Date; provided, however, that the Bankruptcy Court shall not have nor retain exclusive jurisdiction over any post-Effective Date agreement, including but not limited to any of the Exit Facility Commitment Agreements. Nothing contained herein shall be construed to increase, decrease or otherwise modify the independence, sovereignty or jurisdiction of the Bankruptcy Court.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1 Binding Effect. Upon the Effective Date, this Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all current and former Holders of Claims, all current and former Holders of Interests, and all other parties-in-interest and their respective heirs, successors, and assigns.

13.2 Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as of the entry of the Confirmation Order as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date. The Reorganized Debtors shall continue to pay fees pursuant to section 1930 of title 28 of the United States Code until the Chapter 11 Case is closed by entry of the Final Decree.

13.3 Payment of Certain Additional Professional Fees. To the extent not paid prior to the Effective Date, the Reorganized Debtors shall remain obligated to pay the fees and expenses required to be paid under paragraphs [15(c) and (d)] of the DIP Order and paragraph 3.01(c) of the Plan Sponsor Agreement until such obligations are satisfied in full in Cash.

13.4 Modification and Amendments. Subject to the terms and conditions of the Plan Sponsor Agreement, the Debtors, with consent of the Plan Sponsor, may alter, amend, or modify this Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of this Plan as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, with consent of the Plan Sponsor, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of this Plan.

13.5 Confirmation of the Plan. The Debtors request Confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right to amend the Plan to any extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

13.6 Additional Documents. On or before the Effective Date, in each case subject to the terms of the Plan Sponsor Agreement, the Debtors may file with the Bankruptcy Court such agreements or other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provision and intent of the Plan.

13.7 Dissolution of Creditors’ Committee. Effective on the Effective Date, the Creditors’ Committee shall dissolve automatically, whereupon their members, professionals, and agents shall be released from any further duties, responsibilities, and liabilities in the Chapter 11 Cases and under the Bankruptcy Code, provided that obligations arising under confidentiality agreements, joint interest agreements, and protective orders entered during the Chapter 11 Cases shall remain in full force and effect according to their terms. The Creditors’ Committee may make applications for Professional Claims. The Professionals retained by the Creditors’ Committee and jointly by the Creditors’ Committee and the Debtors and the respective members of the Creditors’ Committee shall not be entitled to compensation and reimbursement of expenses for services rendered after the Effective Date, provided, however, notwithstanding the foregoing, the Professionals retained by the Creditors’ Committee shall be entitled to submit invoices for compensation and reimbursement of expenses for time spent with respect to applications for the allowance of compensation and reimbursement of expenses filed after the Effective Date, and have such allowed amounts paid from the Holdback Escrow Account.

13.8 Revocation, Withdrawal, or Non-Consummation.

(a) Right to Revoke or Withdraw. Subject to the terms and conditions of the Plan Sponsor Agreement, the Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Effective Date and file subsequent chapter 11 plans.

(b) Effect of Withdrawal, Revocation, or Non-Consummation. If the Debtors revoke or withdraw this Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then this Plan, any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims or the allocation of the distributions to be made hereunder), the assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan, and any document or agreement executed pursuant to this Plan shall be null and void in all respects. In such event, nothing contained herein or in the Disclosure Statement, and no acts taken in preparation for consummation of this Plan, shall be deemed to constitute a waiver or release of any Claims, Interests, or Causes of Action by or against the Debtors or any other Entity, to prejudice in any manner the rights and defenses of the Debtors, the Holder of a Claim or Interest, or any Entity in any further proceedings involving the Debtors, or to constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

13.9 Notices. After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered on the Parties below shall be served as follows:

If to the Reorganized Debtors:

Quiksilver, Inc.

5600 Argosy Circle

Huntington Beach, CA 92649

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Suite 3400

Los Angeles, CA 90071

Attention: Brian McCarthy

                 Van C. Durrer, II

and

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: Patrick J. Nash, Jr.

                 Christopher J. Greeno

If to the Office of the United States Trustee:

Office of the United States Trustee for the District of Delaware

Room 2207, Lockbox 35

844 North King Street

Wilmington, Delaware 19801

Att’n: Mark S. Kenney

13.10 Term of Injunctions or Stays. Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Case pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

13.11 Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York shall govern the construction and implementation of this Plan, any agreements, documents, and instruments executed in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreements shall control). Corporate governance matters shall be governed by the laws of the state of incorporation of the applicable Reorganized Debtor.

13.12 Entire Agreement. Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

13.13 Severability. If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided, however, that any such revision, amendment, or modification must be consistent with the Plan Sponsor Agreement. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent, and (c) nonseverable and mutually dependent.

13.14 No Waiver or Estoppel. Upon the Effective Date, each Holder of a Claim or Interest shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, be secured, or not be subordinated by virtue of an agreement made with the Debtors and/or their counsel, the Creditors’ Committee and/or its counsel, or any other party, if such agreement was not disclosed in this Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court.

13.15 Conflicts. In the event that the provisions of the Disclosure Statement and the provisions of the Plan conflict, the terms of this Plan shall govern.

Dated: October 13, 2015

Respectfully submitted,

QUIKSILVER, INC., on behalf of itself and its affiliates listed below

/s/ Andrew Breuenjes
Name:	Andrew Bruenjes
Title:	Americas Chief Financial Officer and Assistant Secretary

QS WHOLESALE, INC.
DC DIRECT, INC.
DC SHOES, INC.
FIDRA, INC.
HAWK DESIGNS, INC.
MT. WAIMEA, INC.
Q.S. OPTICS, INC.
QS RETAIL, INC.
QUIKSILVER ENTERTAINMENT, INC.
QUIKSILVER WETSUITS, INC.

[PLAN OF REORGANIZATION – SIGNATURE PAGE]